EXCHANGE AGREEMENT

This Agreement is made and entered into as of December 31, 2009 by and between GLOBAL BEVERAGES, INC., a Nevada corporation (“Global”), and RIVIERA GLOBAL HOLDINGS, LLC, a New York limited liability company (the “Shareholder”, and together with Global, the “Parties”).

RECITALS

WHEREAS, the Shareholder is  the sole beneficial owner of all of the issued and outstanding shares of capital stock of Riviera Beverages, Inc., a New York corporation (the “Company”), consisting of fifty shares of Common Stock, par value $.01 per share (the “Company Shares”); and

WHEREAS, Global and the Shareholder contemplate that the Shareholder will transfer to Global all of the Company Shares in exchange for 19,605,000 shares of Global’s Common Stock, par value $.001 per share (the “Global Common Stock”), all upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01         Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01:

“Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of the Company or Riviera; (ii) all other accounts or notes receivable of the Company or Riviera; and (iii) any claim, remedy or other right related to any of the foregoing.

“Action” - any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, inquiry or investigation before any court, arbitrator or other Governmental Entity.

“Affiliate” - has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” - this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Articles of Amendment” – the Articles of Amendment of Global’s Articles of Incorporation increasing the authorized number of shares of Global Common Stock to 400,000,000.

“Audited Financial Statements” – as defined in Section 9.18.

 “Bankruptcy Exception” – as defined in Section 4.02.

“Benefit Plan” - every plan, fund, Contract and program for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits; (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits; or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (w) that is maintained or contributed to by the Relevant Party or any Subsidiary of the Relevant Party, (x) that the Relevant Party or any Subsidiary of the Relevant Party has committed to implement, establish, adopt or contribute to in the future, (y) for which the Relevant Party or any Subsidiary of the Relevant Party is or may be financially liable as a result of the direct sponsor’s affiliation with the Relevant Party, any Subsidiary of the Relevant Party or the Relevant Party’s shareholders or (z) for or with respect to which the Relevant Party or any Subsidiary of the Relevant Party is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining Contract, labor or employment Law or Contract with a predecessor employer.

“Books and Records” - the books of account and other financial and corporate records and files (including records and files stored on computer disks or tapes or any other storage medium) of the Relevant Party and each Subsidiary of the Relevant Party, including all statutory registers and share certificate books, minute books, stock record books, books of account, business registration and other certificates, corporate seals, rubber chops, written Contracts, title deeds and other documents, instruments and papers.

“Breaching Party” - as defined in Section 11.02(a).

“Business Day” – any day other than a Saturday, Sunday or other day on which commercial banks located in New York are authorized or required to be closed.

“CERCLA” – as defined in Section 3.09(v).

“CERCLIS” – as defined in Section 3.09(vi).

“Claim” – a written notice, asserting a breach of representation or warranty, covenant, Contract or other obligation contained in this Agreement or in any Transaction Document.

“Closing” – as defined in Section 2.03.

“Closing Date” – as defined in Section 2.03.

“Code” – the Internal Revenue Code of 1986, as the same shall be amended from time to time, including any successor statute, and the temporary and final regulations promulgated thereunder.

“Commitments” – legal undertakings or obligations, whether pursuant to Contract or otherwise, (i) under which a Person has acquired or may acquire any rights, (ii) under which a Person has or may become subject to any Liability, or (iii) by which a Person, or any of the assets owned or used by such Person, is or may become bound.

“Company” – as defined in the first Recital to this Agreement.

“Company Financial Statements” – as defined in Section 3.05(a).

“Company Intellectual Property” – Intellectual Property as to which the Company or Riviera is the Relevant Party.

“Company-Licensed Intellectual Property” – Intellectual Property that is rightfully used by the Company or Riviera pursuant to a valid License Agreement with a third party.

“Company-Owned Intellectual Property” – Intellectual Property that is owned by the Company or Riviera.

“Company Real Property Tenancies” – as defined in Section 3.13(b).

“Company Shares” – as defined in the first Recital to this Agreement.

“Confidential Information” – information that either Party or any of its Affiliates, or any Representative of any of them, has provided or shall hereafter provide to the other Party or any of its Affiliates, or any Representative of any of them, in written form, together with all notes, analyses, or studies prepared by or for the receiving Party, any of its Affiliates and any of their respective Representatives incorporating such information, and all information the receiving Party, any of its Affiliates and any of their respective Representatives shall have obtained by visiting the facilities of the disclosing Party or any of its Affiliates, reviewing product samples, equipment or other assets or conducting discussions with the disclosing Party or any of its Affiliates; provided, however, Confidential Information shall not include any information in the possession of a receiving Party, any of its Affiliates and/or any of their respective Representatives that: (i) is at the time it is provided, or thereafter becomes, a part of the public domain other than through the breach of any obligation of the receiving Party, any of its Affiliates or any of their respective Representatives to the disclosing Party; (ii) is lawfully in the possession of the receiving Party or any of its Affiliates prior to its being provided by the disclosing Party, any of its Affiliates or any of their respective Representatives; (iii) is lawfully disclosed to the receiving Party, any of its Affiliates or any of their respective Representatives by a Person that is not known by the receiving Party, any of its Affiliates or any of the respective Representatives to have an obligation to the disclosing Party or any of its Affiliates with respect to the confidentiality thereof; (iv) is independently developed by the receiving Party or any of its Affiliates; or (v) is provided by the disclosing Party, any of its Affiliates or any of their respective Representatives  to a third party without any obligation of confidentiality.

“Consents” – all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Contract” – any agreement, understanding, contract, obligation, promise or understanding (whether written or oral and whether express or implied) and including, in each case, all amendments, modifications and supplements thereto and Consents thereunder.

“Damages” – all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), actions, causes of action, assessments, judgments, amounts paid in settlement or diminution in value, whether or not involving a Third Party Claim.

“Direct Claim” – as defined in Section 12.03(b).

“Employment Agreement” – as defined in Section 9.12.

“Encumbrance” – any charge, claim, community property interest, covenant, condition, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest, mortgage, deed of trust, retention of title Contract, right of first refusal, right of first offer, preemptive right, encroachment or other restriction or granting of any rights of any kind.

“Environmental Laws” - any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Materials.

“Escrow Agent” – as defined in Section 12.07(c)(ii).

“Escrow Agreement” – as defined in Section 12.07(c)(ii).

“Exchange Shares” – as defined in Section 2.01.

“Global Common Stock” – as defined in the second paragraph of the recitals to this Agreement, being voting common stock of Global, par value $.001 per share.

“Global Insurance Policies” – as defined in Section 5.18(a).

“Global Intellectual Property” – Intellectual Property as to which Global or any Subsidiary of Global is the Relevant Party.

“Global-Licensed Intellectual Property” – Intellectual Property that is rightfully used by Global or any Subsidiary of Global pursuant to a valid License Agreement with a third party.

“Global-Owned Intellectual Property” – Intellectual Property that is owned by Global or any Subsidiary of Global.

“Global Real Property Leases” – as defined in Section 5.15(b).

“Global” –collectively, Global and, where the context requires, each Subsidiary of Global.

 “Governmental Entity” - any: federal, state, local, municipal, foreign or international (i) government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature; or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

 “GAAP” – generally accepted accounting principles recognized in the United States as in effect from time to time.

“Hazardous Materials” - those materials, substances or wastes that are regulated by, or form the basis of Liability under, any Environmental Law.

“Indemnitees” - as defined in Section 12.02.

“Indemnitor” - as defined in Section 12.02.

“Information Statement” - as defined in Section 7.03.

“Insurance Policies” - as defined in Section 3.16(a).

“Intellectual Property” – any and all intellectual property that is or has been, or is currently contemplated to be, used in or in relation to the business of the Relevant Party, including any and all:

(i)              inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith, whether or not any of the foregoing are registered;

(ii)             trademarks, trade names, design marks, and service marks, trade dress, logos, internet domain names, websites, brand names and corporate names and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, and renewals in connection therewith;

(iii)            artwork, photographs, advertising and promotional materials and computer software and all copyrights and renewals in connection therewith;

(iv)            trade secrets, know-how and other confidential business information; and

(v)              other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing.

“Inventory” means consumable inventory, wherever located, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by a Person.

“IRS” - the United States Internal Revenue Service or any other successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – means, with reference to any facts or circumstances concerning or pertaining to the Relevant Party or any Subsidiary of the Relevant Party:

(i)              where the Relevant Party is Global, actual knowledge of such facts or circumstances by any executive officer or director  or manager or managing director of Global or any of the Subsidiaries of Global as of the date hereof; and

(ii)             where the Relevant Party is the Shareholder, actual knowledge of such facts or circumstances by the Shareholder of any of the directors or managers of the Company or Riviera as of the date hereof.

“Latest Company Balance Sheet” – as defined in Section 3.05(a).

“Latest Company Balance Sheet Date” – as defined in Section 3.05(c).

“Latest Global Balance Sheet” – as defined in Section 5.07(b).

“Latest Global Balance Sheet Date” – as defined in Section 5.07(b).

“Laws” - all applicable laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders and determinations of any Governmental Entity.

“Leases” - all leases, subleases, right to occupy or use and other arrangements with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Liability” - means any direct or indirect indebtedness, liability, assessment, expense, Claim, loss, damage, deficiency, Commitment, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, asserted or unasserted, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise.

“License Agreement” – any Contract under which a license, sublicense, consent or other permission to use Intellectual Property is granted by or to the Relevant Party or any Subsidiary of the Relevant Party.

“Lock-Up Agreement” – as defined in Section 9.14.

“Material Adverse Effect” – any change, effect, event or condition that, individually or in the aggregate, (i) has had, or, with the passage of time, will or could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or customer, supplier or employee relationships of a Relevant Party and any Subsidiaries of the Relevant Party, taken as a whole, or (ii) limits the ability of a Relevant Party to perform material services; or (iii)  insofar as can reasonably be foreseen, will prevent a Relevant Party from materially performing its obligations under this Agreement or any Transaction Document.

“Material Company Contracts” – as defined in Section 3.15(a).

“Material Global Contracts” – as defined in Section 5.17(a).

“Order” – any award, decision, stipulation, preliminary or permanent injunction, judgment, order, ruling, subpoena, temporary restraining order, award, citation, consent decree or writ, or verdict entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” - the ordinary course of the business of the Relevant Party and the Subsidiaries of the Relevant Party consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” - (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Outstanding Global Shares” – as defined in Section 5.05(a).

“Parties” – As defined in the first paragraph of this Agreement.

“Pending Claim” – (i) a Claim that has been asserted but has not been resolved by the six month anniversary of the delivery by Global to the Shareholder and the Escrow Agent of the audited consolidated financial statements of Global for the fiscal year ending June 30, 2011, or (ii) a Claim for which the right the payment has been established but for which Damages have not been paid by the six month anniversary of the delivery by Global to the Shareholder and the Escrow Agent of the audited consolidated financial statements of Global for the fiscal year ending June 30, 2011.

“Permit” - all franchises, grants, establishment registrations, product listings, easements, variances, exceptions, identification and registration numbers, approvals and Orders, licenses, permits, certificates, Consents, or other authorizations, issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Permitted Encumbrances” - Encumbrances for Taxes not yet due or payable; inchoate mechanic and materialmen liens for construction in progress; inchoate workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business; and minor imperfections of title which do not, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) materially impair the current business operations conducted on the affected property or (iii) materially reduce the value of, or have a material adverse effect on the ability to transfer, the affected property.

“Person” - any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity.

“Registered Intellectual Property” - rights in Intellectual Property that are the subject of a pending application with a Governmental Entity or a patent, trademark, copyright, design right or other similar registration formalizing exclusive rights issued by a Governmental Entity.

“Registration Rights Agreement” – as defined in Section 9.10.

“Relevant Auditors” – the firm of independent certified or chartered public accounts for the time being appointed by the Relevant Party to certify its audited financial statements.

“Relevant Party” – Global or the Shareholder, as the context requires.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“R. Mack Assets” – as defined in Section 6.04.

“Riviera” – as defined in Section 3.03.

“SEC” – the United States Securities and Exchange Commission.

“SEC Reports” – as defined in Section 5.06.

“Securities Act” – the Securities Act of 1933, as the same may be amended from time to time, including any successor statute.

“Shareholder” – as defined in the first paragraph of this Agreement.

“Securities Exchange Act” – the Securities Exchange Act of 1934, as the same may be amended from time to time, including any successor statute.

“Subsidiary” – with respect to any Person, any corporation, limited liability company, partnership, association or other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other Person, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Taxes” – any and all (i) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Entity or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains duties or taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (ii)  any Liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable period; (iii) any Liability for the payment of amounts of the type described in clauses (i) or (ii) above as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in clauses (i), (ii) or (iii) above.

“Tax Return” – any return, report, statement, form or other documentation filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Terminating Party” - as defined in Section 11.02(a).

“Third Party Claim” – as defined in Section 12.03(a)(i).

“Transaction” – as defined in Section 2.03.

“Transaction Documents” – this Agreement, together with any and all certificates, schedules, Contracts and other documents required to be delivered pursuant to any of the foregoing, including the Escrow Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the Voting Agreement.

“Transfer Documents” – as defined in Section 12.07(c)(ii).

“$” – United States Dollars, the lawful currency of the United States of America.

“Voting Agreement” – as defined in Section 9.15.

    1.02         Interpretation.  Unless the context otherwise requires, the terms defined in Section 1.01 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein.  All accounting terms defined in Section 1.01, and those accounting terms used in this Agreement not defined in Section 1.01, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP.  When a reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference shall be to the corresponding article, section, exhibit or schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

EXCHANGE OF GLOBAL SHARES; CLOSING

        2.01         Exchange of Company Shares for Global Shares. On the basis of the representations, warranties, covenants and agreements set forth in this Agreement and the Transaction Documents, and subject to the satisfaction or waiver of the applicable conditions set forth herein, at the Closing the Shareholder hereby agrees to sell, assign and transfer to Global, and Global agrees to purchase, assume and accept from the Shareholder, the Company Shares, in exchange for which Global shall issue to Shareholder 19,605,000 Global Shares (the “Exchange Shares”).

2.02         Delivery.  Subject to the satisfaction or waiver of the applicable conditions set forth herein, at the Closing Global shall deliver or cause be delivered to the Shareholder one or more certificates representing the Exchange Shares, duly issued in the name of the Shareholder, simultaneously with the delivery by the Shareholder to Global of certificates for the Company Shares accompanied by all necessary duly executed stock powers endorsed in blank.

2.03         Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transaction”) will take place at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day following the satisfaction or waiver of all other conditions set forth in Articles IX and X, or such other date, place or time agreed to by the Shareholder and Global (such date of the Closing being hereinafter referred to as the “Closing Date”).  The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Articles IX and X and as may reasonably be required to effect the transfer by the Shareholder of the Company Shares, and the delivery by Global to the Shareholder of the Exchange Shares, pursuant to and as contemplated by this Agreement.

    2.05         Transfer Taxes.  Global shall be responsible for payment of all Taxes assessed or payable in connection with the sale and transfer to Global of the Company Shares pursuant to this Agreement other than Taxes imposed on the income of the Shareholder, if any.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Shareholder hereby represents and warrants to Global as follows:

    3.01         Organization and Valid Existence.  The Company is a corporation duly incorporated and validly existing under the Laws of the State of New York and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted, and to own, operate and lease its property.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Organizational Documents, as amended to date, of the Company have previously been delivered or made available to Global.  The Company is not in violation of any of the provisions of its Organizational Documents.

    3.02         Capitalization; Title to Shares and Structure.  The authorized capital stock of the Company consists of one hundred (100) shares of common stock, par value $.01 per share, of which fifty (50) are issued and outstanding and constitute the Company Shares.  Except as set forth in the immediately preceding sentence, no shares or other securities of any kind are outstanding, have been issued by the Company or are reserved for issuance.  All of the Company Shares are registered in the names of the Shareholder.  All of the Company Shares are duly authorized, validly issued, fully paid and, except as provided in Section 630(a) of the New York Business Corporation Law, non-assessable, and were not issued in violation of, and are not subject to, any preemptive rights.  None of the Company Shares were issued in violation of relevant Laws of the State of New York or any other Laws.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, shares or other securities having the right to vote) on any matters on which any shareholders of the Company may vote.  There are no securities, options, warrants, calls, rights or other Commitments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other securities or assets of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment.  There are no Commitments (i) under which the Company is obligated to repurchase, redeem or otherwise acquire any shares of the Company, or (ii) requiring the Company to vote or to dispose of any shares of the Company.

        3.03         Subsidiaries.

(a)           The sole Subsidiary of the Company is Riviera Imports LLC, a New York limited liability company (“Riviera”).  Rivera has been duly organized and is validly existing and in good standing under the Laws of the State of New York, and has all powers required to carry on its business as now being conducted.  Riviera is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  Schedule 3.03 lists each jurisdiction in which the Riviera is qualified to do business.

(b)           All of the outstanding membership interests in Riviera are beneficially owned by the Company, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such issued membership interests or other voting securities or ownership interests).  None of the membership interests in Riviera were issued in violation of relevant Laws of the State of New York or any other Laws.  There are no bonds, debentures, notes or other indebtedness of Riviera having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any members of Riviera may vote.  There are no securities, options, warrants, calls, rights or other Commitments, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional securities or assets of Riviera or obligating Riviera to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment.  There are no Commitments (i) of the Company to repurchase, redeem or otherwise acquire any securities of Riviera, or (ii) requiring the Company to dispose of any membership interests of Riviera.  Neither the Company nor Riviera is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.  The Company has previously delivered or made available to Global true and complete copies of the Organizational Documents of Riviera as in effect on the date hereof.

    3.04         No Violation; Consents.  Except as set forth in Schedule 3.04, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Shareholder, nor the consummation by the Shareholder of the Transaction, will directly or indirectly, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Company or Riviera; (ii) require any Permit of any Governmental Entity or violate, conflict with or constitute a default (with or without notice or lapse of time, or both) under any of the terms or requirements of any Permit that is held by the Company or Riviera; (iii) require any Consent of any Person or result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or Riviera pursuant to, any Contract or other Commitment; or (iv)  violate, conflict with or result in any breach of any Law applicable to the Company or Riviera.

        3.05         Financial Statements; Liabilities.

(a)           The Shareholder has delivered to Global true and correct copies of the unaudited unconsolidated balance sheet (the “Latest Company Balance Sheet”) and statements of income of Riviera as at and for the twelve months ended on November 30, 2009  (with the Latest Company Balance Sheet, the “Company Financial Statements”).  Schedule 3.05 contains the revenues of the R. Mack Assets for the twelve months ended November 30, 2009.

(b)           The Company Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial position of Riviera, as of the dates thereof and the results of operations for the periods covered thereby (except that the Interim Company Financial Statements do not contain the notes normally required by GAAP and are subject to normal year end adjustments), and are consistent with the books and records of and Riviera (which books and records are materially correct and complete).

(c)           Except as and to the extent reflected in the Latest Company Balance Sheet, neither the Company nor Riviera had, as of November 30, 2009 (the “Latest Company Balance Sheet Date”), any Liabilities, other than obligations of continued performance under Contracts and other Commitments entered into in the Ordinary Course of Business.  Except as described in Schedule 3.05, neither the Company nor Riviera has incurred any Liabilities since the Latest Company Balance Sheet Date, except Liabilities that have arisen after the date of the Latest Company Balance Sheet in the Ordinary Course of Business, none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of any Governmental Order, Permit or Law.

    3.06         Absence of Certain Changes.  Except as set forth in Schedule 3.06, since the Latest Company Balance Sheet Date, each of the Company and Riviera has conducted its activities and operations in all material respects only in the Ordinary Course of Business and, since such date, there has not been:

(i)              any Material Adverse Effect with respect to the Company or Riviera;

(ii)             any material change by the Company or Riviera in its accounting methods, principles or practices;

(iii)            any declaration, setting aside or payment of any dividend or distribution in respect of the Company Shares or the membership interests in Riviera or any redemption, purchase or other acquisition of any shares or other  securities of the Company or Riviera;

(iv)           except for changes in the Ordinary Course of Business of the Company and Riviera that affect only non-management employees of the Company or Riviera, any increase in the compensation or benefits or establishment of any Benefit Plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company or Riviera;

(v)            other than in the Ordinary Course of Business of the Company and Riviera, any (A) purchase, sale, assignment or transfer of any assets of the Company or Riviera, or (B) waiver of any rights of value or cancellation or any debts or claims by the Company or Riviera;

(vi)           any incurrence by the Company or Riviera of any Liability, except for current Liabilities incurred in the Ordinary Course of Business of the Company or Riviera;

(vii)           any incurrence by the Company or Riviera of any Damage, destruction or similar loss, whether or not covered by insurance, affecting the business or properties of the Company or Riviera;

(viii)          any entry by the Company or Riviera into any transaction other than in the Ordinary Course of Business of the Company or Riviera, except for the Transaction;

(ix)            any purchase by the Company or Riviera of Inventory other than in the Ordinary Course of Business of the Company and Riviera or any material change in the nature, level and condition of Inventory;

(x)             any write-downs or write-ups (or failures to write down or write up in accordance with GAAP) of the value of any Inventory other than in the Ordinary Course of Business and in accordance with GAAP;

(xi)            any failure to maintain the assets of the Company or Riviera in accordance with good business practice and in good operating condition and repair, reasonable wear and tear excepted;

(xii)           any significant personnel changes or employee turnover;

(xiii)          any adverse change in the relations between the Company or Riviera and any of their respective customers, clients and suppliers that is, or could reasonably be expected to become, a Material Adverse Effect;

(xiv)          any discharge or satisfaction of any Encumbrance, or payment of any Liabilities, other than in the Ordinary Course of Business, or any failure to pay or discharge when due any Liabilities, the failure to pay or discharge which has caused or will cause any actual damage or risk of loss to the Company or Riviera that, in the case of any matter set forth in this clause (xiv), has or would reasonably be expected to have a Material Adverse Effect; or

(xv)           the entry by the Company or Riviera in any Contract under which it is or will be obligated to do any of the foregoing.

    3.07         Litigation.   There is no Action or Claim pending or, to the Knowledge of the Shareholder, threatened against the Company or Riviera that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with the Company’s ability to consummate the Transaction and, to the Knowledge of the Shareholder, there are no existing facts or circumstances that could reasonably be expected to result in such an Action or Claim.  To the Knowledge of the Shareholder, there are no facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company or Riviera in respect of any Action, except in any case as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  There is no Action or Claim pending or, to the Knowledge of the Shareholder, threatened alleging any right of indemnification of the part of any director, officer member or manager of the Company or Riviera, or any Affiliate of any such Person, as against the Company or Riviera. Neither the Company nor Riviera is subject to any outstanding Order which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with the Shareholder’ ability to consummate the Transaction.

        3.08         Compliance with Laws. Schedule 3.08 contains a complete and accurate list of all Permits that are held by the Company or Riviera or that otherwise relate to the business or to any of the assets owned or used by the Company or Riviera.  The Permits listed in Schedule 3.08 constitute all of the Permits necessary to permit the Company or Riviera lawfully to conduct and operate their business in the manner in which they currently conduct and operate the business and to permit the Company or Riviera to own and use their assets in the manner in which they currently own and use such assets.  Except as set forth in Schedule 3.08, each of the Company and Riviera is in compliance in all material respects with all of the terms and requirements of each Permit identified or required to be identified in Schedule 3.08.  Except as set forth in Schedule 3.08, each of the Company and Riviera is, and has been, in compliance in all material respects with all Laws applicable to it or to the conduct or operation of the business or the ownership or use of any of their respective assets.  No investigation or review by any Governmental Entity with respect to the Company or Riviera is pending or, to the Knowledge of the Shareholder, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. Except as set forth in Schedule 3.08, neither the Company nor Riviera is in conflict in any material respect with or in default or violation of any Order or Law, in either case affecting or relating to the Company or Riviera.

    3.09         Environmental Matters.  There are no environmental reports relating to the Company or Riviera or their respective properties or assets.  Except as set forth in Schedule 3.09 and except to the extent any of the following does not have and would not reasonably be expected to have a Material Adverse Effect:

(i)              Each of the Company and Riviera is in compliance with all applicable Environmental Laws and all environmental Permits;

(ii)             there has been no past noncompliance of Company or Riviera with Environmental Laws or environmental Permits;

(iii)            neither the Company nor Riviera has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or Riviera in amounts that violate, or would require remediation under, any applicable Environmental Law;

(iv)            to the Knowledge of the Shareholder, no Person has released Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or Riviera in amounts that violate, or would require remediation under, any Environmental Law;

(v)            neither the Shareholder nor the Company or Riviera has received any notice, demand, suit or information request pursuant to any Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”);

(vi)            to the Knowledge of the Shareholder none of the properties, former properties or any property to which the Company or Riviera has sent waste is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”), or any other United States or foreign national, state, provincial or local counterpart; and

(vii)           no environmental approvals, clearances or consents are required under applicable Law from any Governmental Entity in order for the Parties to consummate the transactions contemplated herein or for the Company or Riviera to continue the business after the Closing Date.

        3.10         Taxes.

(a)           Except as set forth in Schedule 3.10 hereto, all Tax Returns required to be filed by or on behalf of the Company or Riviera or any predecessor Person of either them, or any consolidated, combined, affiliated or unitary group of which the Company or Riviera is or has ever been a member have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired.  Each such Tax Return was complete and correct.  All Taxes with respect to taxable periods or portions thereof covered by such Tax Returns of the Company and Riviera have been paid in full or, to the extent that payment of any such Taxes is not yet due, proper and adequate reserves reflecting such Taxes have been established on the Latest Company Balance Sheet in accordance with GAAP.

(b)           All material Taxes due with respect to any completed and settled audit, investigation or enquiry with or by any taxing authority for which the Company or Riviera is or might otherwise be liable have been paid in full.  There is no audit, investigation or enquiry pending with respect to any Taxes for which the Company or Riviera is or might otherwise be liable and no taxing authority has given written notice of the commencement of any audit, investigation or enquiry with respect to any such Taxes.  To the Knowledge of the Shareholder, no claim has ever been made by a Governmental Entity in a jurisdiction where neither the Company nor Riviera files Tax Returns that the Company or Riviera is or may be subject to taxation.  No issue has arisen in any examination of the Company or Riviera by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld.  Full provision has been made in the Company Financial Statements with respect to Taxes for which the Company or Riviera may be held liable upon conclusion of any such audit, investigation or enquiry.

(c)           No Person has released, forgiven, waived or otherwise extinguished, in whole or in part, any debt due from the Company or Riviera in circumstances whereby the Company or Riviera may be liable to pay Taxes in respect of the amount so released, forgiven, waived or otherwise extinguished.

(d)           No Encumbrances for Taxes exist with respect to any of the assets or properties of the Company or Riviera except Encumbrances for Taxes not yet due and payable.

(e)           There is no Tax sharing Contract or any other Contract that will require any Tax or Tax indemnification payment by the Company or Riviera.  Neither the Company nor Riviera is or could be held liable for Taxes owed by any other Person.

(f)           The Company and Riviera have timely withheld proper and accurate amounts from its employees, customers, shareholders and others from whom it is or was required to withhold Taxes in compliance in all material respects with all applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

(g)           There are no outstanding commitments or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or Riviera due for any taxable period.

(h)           All documents in the possession or under the control of and used or relied upon by the Company or Riviera and which attract stamp duties or other similar Taxes have been properly adjudicated and all necessary Taxes paid thereon.

3.11          Employee Benefit Matters.

(a)           Schedule 3.11 lists each Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Company or Riviera for the benefit of their respective employees.  With respect to each Benefit Plan, the Shareholder has delivered or made available to Global a true, complete and correct copy of (i) such Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Benefit Plan, (ii) each trust Contract or other funding arrangement, if any, relating to such Benefit Plan, and (iii) the most recent actuarial report or financial statement, if any, relating to such Benefit Plan  Neither the Company nor Riviera nor, to the Knowledge of the Shareholder, any other Person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan of the Company, other than with respect to a modification, change or termination required by any Law.

(b)           Each Benefit Plan of the Company and Riviera has been administered in all material respects in accordance with its terms and all applicable Laws, and all contributions required to be made under the terms of any of the Benefit Plans of the Company and Riviera as of the Latest Company Balance Sheet Date have been timely made or, if not yet due, have been properly reflected on the Latest Company Balance Sheet.  With respect to the Benefit Plans of the Company and Riviera, no event has occurred and, to the Knowledge of the Shareholder, there exists no condition or set of circumstances in connection with which the Company or Riviera could be subject to any Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any applicable Law.

(c)           Each Benefit Plan of the Company not required by Law to be maintained can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material Liability.  No Action has been brought or, to the Knowledge of the Shareholder, is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by any Governmental Entity.

(d)           No Benefit Plan of the Company or Riviera provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits.

3.12   Labor and Employment Matters.

(a)           Schedule 3.12(a) contains a true and correct list of all directors, full-time employees (listed by job classification), contractors and consultants of the Company and Riviera as of the date hereof and a description of the rate and nature of all compensation payable by the Company or Riviera to each such Person.  Schedule 3.12(a) also contains a list of any Contracts (whether oral or written) with any such Person and a description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer, employee or consultant of the Company or Riviera.  Except as set forth in Schedule 3.12(a), the employment or consulting arrangement of all such Persons is terminable at will.

(b)           Except as set forth in Schedule 3.12(b):

(i)             neither the Company nor Riviera is a party to any Contract with any trade union, labor organization or other representative of its employees;

(ii)            there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Shareholder, threatened against the Company or Riviera;

(iii)           neither the Company nor Riviera has experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three (3) years;

(iv)           no labor union representation question has been raised respecting the employees of the Company or Riviera working within the past three (3) years, nor are there any campaigns being conducted to solicit authorization from employees of the Company or Riviera to be represented by any labor organization;

(v)            no claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Company or Riviera, is pending or, to the Knowledge of the Shareholder, threatened against the Company or Riviera;

(vi)           neither the Company nor Riviera is a party to, or otherwise bound by, any Order relating to its employees or employment practices; and

(vii)          each of the Company and Riviera has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(c)           Except as set forth in Schedule 3.12(c), none of the Shareholder, the Company nor Riviera has made any written or, to the Knowledge of the Shareholder, oral Contract with or promise to any employee, officer or consultant regarding continued employment by Global, the Company or Riviera after the Closing Date.

3.13           Real Property Owned or Leased; Title to Assets.

(a)           Neither the Company nor Riviera owns or has the right to acquire ownership of any real property.

(b)           The lease Contracts listed on Schedule 3.13(b) are all of the lease Contracts under which the Company or Riviera is a tenant  (or subtenant) of any real property or interest therein (collectively, the “Company Real Property Tenancies”).  To the knowledge of the Shareholder, no proceeding is pending or, threatened for the taking or condemnation of all or any portion of the property leased under the Company Real Property Tenancies.  There is no brokerage commission or finder’s fee due from the Company or Riviera or the Shareholder and unpaid with regard to any of the Company Real Property Tenancies or which will become due any time in the future with regard to any Company Real Property Tenancy.

(c)           Except as set forth on Schedule 3.13(c), the Company or Riviera has good and marketable title to all tangible personal property shown as owned by the Company or Riviera on their respective Books and Records, including all the properties and assets reflected on the Latest Company Balance Sheet and all properties and assets purchased by and delivered to it since the Latest Company Balance Sheet Date (except for properties and assets sold or disposed of since the Latest Company Balance Sheet Date in the Ordinary Course of Business of the Company and Riviera) free and clear of any Encumbrances of any kind, other than purchase money Encumbrances incurred in the Ordinary Course of Business.

3.14           Sufficiency and Condition of Assets.

(a)           The properties, assets, buildings, plants, structures, equipment and rights owned, licensed or leased by the Company and Riviera constitute all properties (whether real or personal or tangible or intangible), assets and rights necessary for the Company or Riviera, as the case may be, to conduct its business after the Closing as it is presently being conducted and as it will be conducted and as it is planned to be conducted on the Closing Date.

(b)           Except as set forth in Schedule 3.14(b), the Company or Riviera has good and marketable title to, or a valid leasehold interest in, all of its personal property, free and clear of all Encumbrances, other than Permitted Encumbrances, and no Affiliate of the Shareholder has any interest in any of such properties, assets, buildings, plants, structures, equipment or rights.  The facilities and equipment owned or leased by the Company or Riviera are in good operating condition and repair and, to the Knowledge of the Shareholder, are free from any material defects, reasonable wear and tear excepted, are not unsafe or dangerous and are suitable for the uses for which they are being used and are performing the functions for which they were intended.

3.15           Material Company Contracts.

(a)           Schedule 3.15(a) lists each of the following Contracts, whether or not in written form, to which the Company or Riviera is a party or subject or by which either is bound (the “Material Company Contracts”):

(i)            any Contract with any of the customers and suppliers of the Company or Riviera that contains payment terms that differ materially from the normal payment terms between the Company or Riviera and its customers or suppliers;

(ii)            any continuing Contract for management or consulting services, services of independent contractors, the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $10,000 over the life of the Contract;

(iii)           any distributor, reseller, dealer, manufacturer’s representative, sales agency, advertising agency, finder’s, manufacturing or assembly Contract involving in the case of any such Contract more than $10,000 over the life of the Contract;

(iv)           any Contract that expires more than one year after the date of this Agreement or any Contract that may be renewed at the option of any Person other than the Company or Riviera so as to expire more than one year after the date of this Agreement;

(v)           any mortgage, promissory note, loan Contract or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case in excess of $25,000;

(vi)           any Contract for capital expenditures in excess of $25,000 individually or, taken together with other such Contracts, in the aggregate;

(vii)          any Contract for the sale of any capital asset;

(viii)         except for restrictions as to territory set forth in importing or distribution Contracts, any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would prohibit or restrict the Company or Riviera or any employee, officer or director thereof from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other Person, or any Contract that may be terminable by the other party thereto as a result of the status of Global or any Subsidiary of Global as a competitor of any party to such Contract;

(ix)           any Contract pursuant to which the Company or Riviera is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $25,000 remain outstanding;

(x)            any Contract with an Affiliate of the Shareholder other than the Company or Riviera;

(xi)           any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar Commitment with respect to, the Liabilities (whether accrued, absolute, contingent or otherwise) of any other Person, other than customary customer Contracts made in the Ordinary Course of Business;

(xii)          any employment Contract, arrangement or policy (including any collective bargaining Contract or trade union Contract) which may not be immediately terminated without financial notifications or penalty;

(xiii)         any Contract providing for or concerning a strategic alliance, joint venture or partnership with any other Person; or

(xiv)         any Contract that is otherwise material and is not described in any of the categories specified in this Section 3.15(a).

(b)           Except as set forth in Schedule 3.15(b): (i) all Contracts to which the Company or Riviera is a party were entered into in the Ordinary Course of Business, (ii) each Contract is in full force and effect and is legal, valid, binding and enforceable against the Company or Riviera in accordance with its terms; (iii) the Company and Riviera has performed in all material respects the obligations required to be performed by it to date and is not (with or without the giving of notice or the lapse of time or both) in breach or default or, to the Knowledge of the Shareholder, alleged to be in breach or default under any Material Company Contract and, to the Knowledge of the Shareholder, the other parties thereto have complied in all material respects thereunder and are not in breach or default thereof; and (iv)  no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) may contravene, conflict with or result in a violation or breach of or give any Person other than the Company or Riviera or, to the Knowledge of the Shareholder, give to the Company or Riviera, the right to declare a default or exercise any remedy under or to accelerate the maturity of or to cancel, terminate or modify, any Material Company Contract.

(c)           The Shareholder has previously delivered or made available to Global true and complete copies of all Material Company Contracts that have been reduced to writing and has described to Global summaries of any Material Company Contracts that have not been reduced to writing.

3.16           Insurance.

(a)           Schedule 3.16(a) contains a true and complete list of all insurance policies to which the Company or Riviera is or was a party or which provides or provided coverage to or for the benefit of or with respect to the Company or Riviera or any director, officer or employee of the Company or Riviera (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage.  The Company or Riviera has delivered to Global true and complete copies of such Insurance Policies.

(b)           Except as set forth in Schedule 3.16(b), the Insurance Policies:  (i) are in full force and effect and will not lapse or terminate by reason of the execution, delivery or performance of this Agreement or consummation of the Transaction; (ii) insure the Company and Riviera in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located; and (iii) are sufficient for compliance with all requirements of Laws, Permits, and Material Company Contracts.  The Company or Riviera is current in all premiums or other payments due thereunder and have otherwise performed all of their respective obligations under each Insurance Policy.  The Company or Riviera has given timely notice to the insurer of all claims that may be insured thereby.  No Insurance Policy provides for any retrospective premium adjustment or other experience-based Liability on the part of the Company or Riviera.

(c)           Except as set forth in Schedule 3.16(c), neither the Company nor Riviera has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.17           Intellectual Property.

(a)           Schedule 3.17(a) contains a true and complete list of (i) all Registered Intellectual Property comprising a part of the Company Intellectual Property and (ii) all other material Company Intellectual Property, in each case broken down by Company-Owned Intellectual Property and Company-Licensed Intellectual Property, and, with respect to all Company-Owned Intellectual Property includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Company Owned Intellectual Property and the current status of the corresponding registrations, filings, applications and payments.  All of the registrations and applications arising from or relating to the Company Registered Intellectual Property are and remain valid and subsisting, in good standing, and have not been assigned.  None of the registrations and applications relating to the Company Registered Intellectual Property are, to the Knowledge of the Shareholder, invalid or unenforceable.  The Shareholder has delivered to Global correct and complete copies of all of the registrations and applications relating to the Company Intellectual Property and has made available for review correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing.

(b)           The Company Intellectual Property consists solely of items and rights which are: (i) Company-Owned Intellectual Property; (ii) Company-Licensed Intellectual Property or (ii) in the public domain.  The parties and date of each License Agreement relating to the Company-Licensed Intellectual Property, other than commercially available intellectual property licensed pursuant to mass-market licenses, are set forth in Schedule 3.17(b).  The Company or Riviera has rights in the Company Intellectual Property necessary and sufficient to carry out the current activities of and currently proposed activities of the Company and Riviera (and had rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Company Intellectual Property.  The Shareholder has delivered correct and complete copies of all material License Agreements relating to the Company–Licensed Intellectual Property to Global, and, as applicable, has made available for review correct and complete copies of all other written documentation evidencing Company Intellectual Property.

(c)           The continued operation of the business of the Company and Riviera, as presently conducted, to the Knowledge of the Shareholder, does not infringe upon or misappropriate any Intellectual Property of any Person anywhere in the world.  No Claim (i) challenging the validity, effectiveness or ownership by the Company or Riviera of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Company or Riviera infringes or will infringe any intellectual property rights of any Person has been received in writing by the Company or Riviera nor, to the Knowledge of the Shareholder, has any such Claim been threatened in writing by any Person or is there any valid basis for the existence of any such Claim.  To the Knowledge of the Shareholder, there is not, and has not been, any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any Person.

(d)           Subject to receipt of any required consent of the licensor of any Licensed Company Intellectual Property, neither the Company nor Riviera is, nor, as a result of the execution or delivery of this Agreement or performance of the Shareholder’s obligations hereunder, will the Company or Riviera be, in violation of any License Agreement relating to Company Intellectual Property to which the Company or Riviera is a party or by which any of them is otherwise bound, nor will execution or delivery of this Agreement, or performance of the obligations of the Shareholder hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property or any rights therein or thereto.  Except to the extent non-compliance would not reasonably be expected to result in a Material Adverse Effect, the Company and Riviera have complied with all privacy Laws with respect to the Company Intellectual Property, as well as with other Laws, applicable to the Company Intellectual Property and its use in the course of the business of the Company or Riviera, including those governing intellectual property rights.  Except to the extent non-compliance would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor Riviera has included or caused to be included in the Company Intellectual Property any material that it was wrongful or unlawful to include therein nor, to the Knowledge of the Shareholder, has any other Person done so.

(e)           The Company Intellectual Property is free and clear of any and all Encumbrances of any kind and, to the Knowledge of the Shareholder, there are no facts or circumstances that are likely to interfere with the quiet use and enjoyment by the Company and Riviera Intellectual Property following consummation of the Transaction.

(f)           Except as set forth in Schedule 3.17(f), neither the Company nor Riviera owes royalties or other payments to third parties in respect of Company Intellectual Property.  Neither the Company nor Riviera will owe any such payments or any additional payments as a result of the consummation of the transactions contemplated hereby.

3.18           Customers and Suppliers.

(a)           The Shareholder has made available to Global information concerning the most significant customers of the Company and Riviera, all of which is accurate and complete.  To the Knowledge of the Shareholder, none of such customers of the Company or of Riviera has ceased, or has informed the Company or Riviera that it intends to cease, to purchase products from the Company or Riviera, or has substantially reduced or has informed the Company or Riviera that it will substantially reduce, the purchase of products from the Company or Riviera at any time.

(b)           The Shareholder has made available to Global information concerning the most significant suppliers of supplies, merchandise or other goods for the Company and Riviera, all of which is accurate and complete.  To the Knowledge of the Shareholder, none of such suppliers has ceased, or has informed the Company or Riviera that it intends to cease, to sell supplies, merchandise and other goods to the Company or Riviera on substantially the same terms and conditions as those used in its current sales to the Company or Riviera, subject only to general and customary price increases.

    3.19           Bank Accounts; Powers of Attorney.  Schedule 3.19 sets forth a true and complete list of: (i) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and Riviera maintains accounts of any nature and the location of all lockboxes and safe deposit boxes of the Company and Riviera, (ii) the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto and (iii) the names of all Persons holding general or special powers of attorney from the Company or Riviera.

3.20           Transactions with Affiliates.

(a)           Except as set forth in Schedule 3.20(a), during the past two (2)  years no Affiliate of the Company has (i) had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or Riviera, or (ii) owned of record or beneficially an equity interest, or any other financial or profit interest, in a Person that has (x) had business dealings or a material financial interest in any transaction with the Company or Riviera or (y) engaged in competition with the Company or Riviera.

(b)           Except as set forth in Schedule 3.20(b), no Affiliate of the Company is a party to any Contract with, or has any Claim or right against, the Company or Riviera.

(c)           All property (whether real, personal, or mixed and whether tangible or intangible) sold, transferred or otherwise disposed of at any time by or to the Company or Riviera, the transferor or transferee being the Shareholder or an Affiliate of the Shareholder, was sold, transferred or otherwise disposed of at such value as was equivalent to the fair market value of such property at the time of the sale, transfer or disposal, such fair market value having been recorded in the Books and Records of the Company or Riviera.

    3.21           Brokers or Finders.  None of the Shareholder, the Company or Riviera, nor any of their respective Representatives, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the Knowledge of the Shareholder, for any such fee, commission or similar payment to be claimed by any Person.

    3.22           Books and Records.  The books and records of account, minute books, statutory registers, stock record books, and other records of the Company and Riviera, all of which have been made available to Global, are complete and correct in all material respects.  The minute books of the Company and Riviera contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and directors of the Company or Riviera, and no meeting of any of such shareholders or directors has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books, registers and records will be in the possession of the Company or Riviera.

3.23           Accounts Receivable.  Except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Company Balance Sheet or as set forth in Schedule 3.23, all Accounts Receivable of the Company and Riviera reflected therein and all Accounts Receivable that have arisen since the Latest Company Balance Sheet Date (except Accounts Receivable that have been collected since such date) constitute bona fide Accounts Receivable resulting from the sale of goods and services in the Ordinary Course of Business.  To the Knowledge of the Shareholder, the Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind.  Except for the Accounts Receivable or as set forth on Schedule 3.23, neither the Company nor Riviera has made any loan or advance to any Person.

3.24           Inventory.  Except as set forth on Schedule 3.24, the Company and Riviera have good and marketable title to their respective Inventory free and clear of all Encumbrances. None of the Inventory reflected on the Latest Company Balance Sheet includes items that are required to be reserved against in accordance with GAAP.  All such Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the Ordinary Course of Business.  The Inventory of the Company and of Riviera is valued on the Books and Records of the Company or of the relevant Subsidiary of the Company at the lower of cost or net realizable value.

3.25           Business Activity Restriction.  Except as set forth in Schedule 3.25 and except for restrictions as to territory set forth in importing or distribution Contracts: (i) there is no non-competition or other similar Contract, Commitment or Order to which the Company or Riviera or any of their respective Affiliates is a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or Riviera; (ii) neither the Company nor Riviera has entered into any Contract under which the Company or Riviera is restricted from selling, licensing or otherwise distributing any of its products to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business; and (iii) no Affiliate of the Company is a party to any Contract, which, by virtue of such Person’s relationship with the Company or Riviera, restricts the Company or Riviera from, directly or indirectly, engaging in the business in which it is currently engaged.

3.26           No Significant Items Excluded.  The Company and Riviera possesses all assets, properties, Contracts, Permits or other items that are of material importance to the ongoing operation of the business by the Company and Riviera in substantially the same manner in which the business has been conducted prior to the date of this Agreement.

3.27           Certain Business Practices.  Neither the Company nor Riviera, or, to the Knowledge of the Shareholder, any Representative (in their capacities as such) of either of them has: (i) made or provided any unlawful contributions, gifts, entertainment or other unlawful benefits relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of applicable Laws.

3.28           Export Control and Related Matters.

(a)           The Company and Riviera is in compliance in all material respects with all applicable Laws regulating the importation and exportation of goods, services, technology and information.

(b)           Neither the Company nor Riviera has participated directly or indirectly in any boycotts or other similar practices in violation of the Anti-Boycott Regulations of the United States Department of Commerce or Section 999 of the Code.

(c)           Neither the Company nor Riviera has applied for or received any grant or other financial assistance from any Governmental Entity.

3.29           Disclosure. No representation or warranty by the Shareholder in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Global or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements made herein or therein not misleading.  All copies of Contracts and all other documents delivered to Global or its Representatives pursuant hereto are true, complete and accurate.  There has been no event or transaction (other than the Transaction and the matters related thereto) which has occurred, nor are there facts and circumstances (other than events, facts and circumstances relating to economic conditions of general public knowledge) which could reasonably be expected to result in a Material Adverse Effect with respect to the Company or Riviera or which could reasonably be expected to prevent or impair the ability of the Company or Riviera, after the Closing, to carry on the business in the same manner as it is presently being conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDER

The Shareholder represents and warrants to Global as follows:

4.01           Organization and Authority.  The Shareholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite power and authority to conduct its business in the manner in which it is presently being conducted and to own, operate and lease its property.  The Shareholder is duly qualified or licensed to do business and, if and as applicable, is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or to have such power and authority would not prevent the consummation of the Transaction by the Shareholder.

4.02           Due Authorization; Enforceability.  The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction by the Shareholder have been duly authorized by all necessary or appropriate action and no other corporate proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the Transaction.  This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of all Transaction Documents by the other parties hereto or thereto, each of this Agreement and the other Transaction Documents executed or delivered on or prior to the date of this Agreement constitute, and the remaining Transaction Documents required to be executed prior to or at Closing when executed will constitute, the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies, whether in a proceeding at law or in equity (the “Bankruptcy Exception”).

4.03           No Violation; No Consents.  Except as set forth on Schedule 4.03, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Shareholder, nor the consummation by the Shareholder of the Transaction, will, directly or indirectly, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Shareholder; (ii) require any Permit of any Governmental Entity or violate, conflict with or constitute a default (with or without notice or lapse of time, or both) under any of the terms or requirements of any Permit that is held by the Shareholder; (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Shareholder pursuant to, any Contract; or (iv) violate, conflict with or result in any breach of any Law applicable to the Shareholder.  Except as set forth in Schedule 4.03, the execution, delivery or performance of this Agreement and the other Transaction Documents by the Shareholder do not, and the consummation of the Transaction will not, require any notice, report or other filing with any Governmental Entity, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any Governmental Entity, domestic or foreign.

4.04           Litigation.  There is no Action pending or, to the Knowledge of the Shareholder, threatened in writing against the Shareholder or any of its Affiliates that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company or materially interfere with the Shareholder’s ability to consummate the Transaction and, to the Knowledge of the Shareholder, there are no existing facts or circumstances that could reasonably be expected to result in such an Action.  Neither the Shareholder nor any of its Affiliates is subject to any outstanding Order that could reasonably be expected to interfere with the Shareholder’s ability to consummate the Transaction.

4.05           Share Ownership.  The Shareholder is the record and beneficial owner of all of the Company Shares free and clear of any Encumbrance.  None of the Company Shares is the subject of any voting trust Contract or other Contract relating to the voting thereof or restricting in any way the sale or transfer thereof except for this Agreement, including any option relating thereto.  The Shareholder has full right and authority to transfer or cause to be transferred the Company Shares pursuant to the terms of this Agreement.  The exchange, transfer and delivery of the Company Shares to Global pursuant to Article II hereof will vest in Global all right, title and interest in and to the Company Shares, free and clear of all Encumbrances (other than any Encumbrances created or suffered by Global).

4.06           Securities Law Matters.  The Shareholder understand that the Exchange Shares have not been, and may not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein or otherwise made pursuant hereto.  The Shareholder is acquiring the Exchange Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Shareholder is capable of evaluating the merits and risks of its investment in Global and has the capacity to protect its own interests.  The Shareholder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act. The Shareholder acknowledges that the Exchange Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING GLOBAL

Global hereby represents and warrants to the Shareholder as follows:

5.01           Organization and Good Standing.  Global is a corporation duly incorporated, validly existing and, as applicable, in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted, and to own, operate and lease its property. Global is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Organizational Documents, as amended to date, of Global have previously been delivered or made available to the Shareholder.  Global is not in violation of any of the provisions of its Organizational Documents.

5.02           Due Authorization; Enforceability.  Global has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and to consummate the Transaction.  The execution delivery and performance of this Agreement and the Transaction Documents and the consummation by Global of the Transaction have been duly authorized by its Board of Directors and, except for the approval and filing of the Articles of Amendment, no other corporate proceedings on the part of Global are necessary to authorize the execution, delivery and performance of this Agreement, or the Transaction Documents, or the consummation of the Transaction.  This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Global and, assuming the due authorization, execution and delivery of all Transaction Documents by the other parties hereto or thereto, each of this Agreement and the other Transaction Documents executed or delivered on or prior to the date of this Agreement constitute, and the remaining Transaction Documents required to be executed prior to or at Closing when executed will constitute, the valid and legally binding obligations of Global, enforceable against Global in accordance with their terms except as such enforceability may be limited by the Bankruptcy Exception.

5.03           Subsidiaries.

(a)           Each Subsidiary of Global is a corporation duly incorporated or organized, validly existing, and, as applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate powers and authority to conduct its business in the manner in which it is presently being conducted, and to own, operate and lease its property.  Each such Subsidiary of Global is duly qualified or licensed to do business and, as applicable, is in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  Each Subsidiary of Global is identified on Schedule 5.03(a).  Except as disclosed on Schedule 5.03(a), each Subsidiary of Global is wholly-owned.

(b)           Except as set forth on Schedule 5.03(b), all of the outstanding issued shares in the capital of, or other voting securities or ownership interests in, each Subsidiary of Global, are beneficially owned by Global, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such issued shares or other voting securities or ownership interests).  None of the shares of any Subsidiary of Global were issued in violation of relevant Laws.  There are no bonds, debentures, notes or other indebtedness of any Subsidiary of Global having the right to vote (or convertible into, or exchangeable for, shares or other securities having the right to vote) on any matters on which any shareholders of any Subsidiary of Global may vote.  There are no securities, options, warrants, calls, rights or other Commitments, including stock appreciation rights, “phantom” stock or similar plans or rights, obligating Global or any Subsidiary of Global to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other securities or assets of any Subsidiary of Global or obligating Global or any Subsidiary of Global to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment, including any securities pursuant to which rights to acquire shares become exercisable only after a change of control of any Subsidiary of Global upon the acquisition of a specified amount of the share capital or voting power of Global.  There are no Commitments (i) of Global or any Subsidiary of Global to repurchase, redeem or otherwise acquire any shares of any Subsidiary of Global, or (ii) requiring Global or any Subsidiary of Global to vote or to dispose of any shares of any Subsidiary of Global.  Neither Global nor any Subsidiary of Global is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

5.04           No Violation; Consents.  Subject to the filing of the Articles of Amendment, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by Global, nor the consummation by Global of the Transaction, will directly or indirectly, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of Global or any Subsidiary of Global; (ii) require any Permit of any Governmental Entity or violate, conflict with or constitute a default (with or without notice or lapse of time, or both) under any of the terms or requirements of any Permit that is held by Global or any Subsidiary of Global; (iii) require any Consent of any Person or result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Global or any Subsidiary of Global pursuant to, any Contract or other Commitment; or (iv)  violate, conflict with or result in any breach of any Law applicable to Global or any Subsidiary of Global. Except for the filing of Articles of Amendment, the execution, delivery or performance of this Agreement and the other Transaction Documents by Global do not, and the consummation of the Transaction will not, require any notice, report or other filing with any Governmental Entity, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any Governmental Entity, domestic or foreign.

5.05           Capitalization; Title to Shares and Structure.

(a)           The authorized capital stock of Global consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 88,747,213 shares of Global Common Stock are issued and outstanding, 381,600 shares of preferred stock have been designated Series A Preferred Stock, of which 381,600 shares of Series A Preferred Stock are issued outstanding, and 55,000 shares of preferred stock have been designated Series B Shares, of which 55,000 shares of Series B Preferred Stock are issued and outstanding (the outstanding Common Stock, Series A Preferred Stock and Series B Preferred are referred to as the “Outstanding Global Shares”).  After the filing of the Articles of Amendment and immediately prior to the issuance of the Exchange Shares, Global shall have 152,680,584 shares of Common Stock outstanding or reserved for issuance and no shares of preferred stock outstanding.  No shares of Global Common Stock or preferred stock are held in treasury.  Except for the Outstanding Global Shares and as set forth on Schedule 5.05(a), no shares or other securities of any kind are outstanding, have been issued by Global or are reserved for issuance.  All of the Outstanding Global Shares have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and, except as stated in Section 5.05(b), any other third party rights, are in certificated form and have been offered, sold and issued by Global in compliance with all applicable Laws, Contracts applicable to Global and Global’s Organizational Documents and in compliance with any rights of first refusal or similar rights.  The rights and privileges of the Global Common Stock, Series A Stock and Series B Stock are set forth in Global’s Organizational Documents.

(b)           As of the date of this Agreement, options with respect to 656,689 shares granted to Evolution Securities are outstanding.

(c)           As of the date of this Agreement, no warrants are outstanding.

(d)           All outstanding options and warrants have been offered, sold and delivered in compliance with applicable Laws, Contracts applicable to Global and Global’s Organizational Documents.  All shares of Global Common Stock issuable upon exercise of the options and warrants will, if and when issued, be duly authorized, validly issued, fully paid and, except as may be provided by applicable Law, nonassessable.

(e)           Except for the options listed in Section 5.05(b), the conversion of the Series A Preferred Stock and Series B Preferred Stock into Common Stock in accordance with Global’s Organizational Documents, as set forth in the Global SEC reports and as set forth on Schedule 5.05(e), there are no securities, options, warrants, calls, rights (including preemptive right) or other Commitments or Contracts obligating Global to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other securities or assets of Global or  obligating Global to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment.  There are no Commitments (i) under which Global is obligated to repurchase, redeem or otherwise acquire any shares of Global, or (ii) requiring Global to vote or to dispose of any shares of Global.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Global.  Except as set forth on Schedule 5.05(e) or as contemplated by the Transaction, there are no registration rights Contracts, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of Global imposed by or binding upon Global or, to the Knowledge of Global, imposed by or binding upon any other Person. There are no bonds, debentures, notes or other indebtedness of Global having the right to vote (or convertible into, or exchangeable for, shares or other securities having the right to vote) on any matters on which any shareholders of Global may vote.

(f)           All of the Exchange Shares have been duly authorized, and upon the filing of the Articles of Amendment as of the Closing Date will be validly issued, fully paid and non-assessable, will not have been issued in violation of any applicable Law or any preemptive rights and will be free from Encumbrances, other than Encumbrances imposed by the Shareholder.

5.06           Securities Law Filings, Etc.  Global has previously furnished to the Shareholder copies of (i) Global’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, (ii) Global’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, and (iii) Global’s Current Reports on Form 8-K or Form 8-K/A filed with the SEC on December 2, 2008, December 22, 2008, January 20, 2009, March 27, 2009, June 30, 2009 and September 16, 2009, in each case as amended until date of this Agreement (collectively, the “SEC Reports”).  The SEC Reports comply in all material respects with the provisions of the Securities Exchange Act, and in each case the rules and regulations promulgated thereunder and were true, complete and correct in all material respects.  Without limiting the foregoing, none of the SEC Reports contains any untrue statement of fact or omits to state any fact necessary in order to make the statements made herein or therein not misleading.

5.07           Financial Statements; Liabilities.

(a)           The draft unaudited consolidated financial statements of Global and its Subsidiaries for the year ending June 30, 2009 heretofore delivered to the Shareholder (including the notes thereto), and the audited consolidated financial statements and unaudited consolidated interim financial statements of Global and its Subsidiaries (including the notes thereto) included in the SEC Reports, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of quarterly financial statements, as permitted by Form 10-QSB or Form 10-Q under the Securities Exchange Act), fairly present the financial position of Global and its Subsidiaries at the dates thereof and the results of operations of Global and its Subsidiaries for the periods covered thereby (except that the interim financial statements do not contain the notes normally required by GAAP and subject, in the case of any interim financial statements, to normal year end adjustments), and are consistent with the books and records of Global and its Subsidiaries (which books and records are materially correct and complete).

(b)           Except as and to the extent reflected in the balance sheet contained in its audited financial statements of Global and its Subsidiaries for the year ending June 30, 2009 (the “Latest Global Balance Sheet”), neither Global nor Riviera had, as of June 30, 2009 (the “Latest Global Balance Sheet Date”), any Liabilities, other than obligations of continued performance under Contracts and other Commitments entered into in the Ordinary Course of Business.  Neither Global nor any Subsidiary of Global has incurred any Liabilities since the Latest Global Balance Sheet Date except Liabilities that have arisen after the date of the Latest Global Balance Sheet in the Ordinary Course of Business, none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of any Governmental Order, Permit or Law.

5.08           Absence of Certain Changes.  Except as set forth in Schedule 5.08, since the Latest Global Balance Sheet Date, each of Global and each Subsidiary of Global has conducted its activities and operations in all material respects only in the Ordinary Course of Business and, since such date, there has not been:

(i)           any Material Adverse Effect with respect to Global or any Subsidiary of Global;

(ii)          any event that could reasonably be expected to prevent or materially delay the performance of Global’s obligations pursuant to this Agreement;

(iii)         any material change by Global or any Subsidiary of Global in its accounting methods, principles or practices other than changes required to convert the financial statements of non-US Subsidiaries of Global to be in accordance with GAAP;

(iv)         any declaration, setting aside or payment of any dividend or distribution in respect of Global Stock or the shares of any Subsidiary of Global or any redemption, purchase or other acquisition of any shares or other  securities of Global or any Subsidiary of Global;

(v)          except for changes in the Ordinary Course of Business of Global and the Subsidiaries of Global that affect only non-management employees of Global or any Subsidiary of Global, any increase in the compensation or benefits or establishment of any Benefit Plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Global or any Subsidiary of Global;

(vi)         other than in the Ordinary Course of Business of Global and any Subsidiary of Global, any (A) purchase, sale, assignment or transfer of any assets of Global or any Subsidiary of Global, or (B) waiver of any rights of value or cancellation or any debts or claims by Global or any Subsidiary of Global;

(vii)        any incurrence by Global or any Subsidiary of Global of any Liability, except for current Liabilities incurred in the Ordinary Course of Business of Global and its Subsidiaries;

(viii)       any incurrence by Global or any Subsidiary of Global of any Damage, destruction or similar loss, whether or not covered by insurance, affecting the business or properties of Global or any Subsidiary of Global;

(ix)          any entry by Global or any Subsidiary of Global into any transaction other than in the Ordinary Course of Business of Global and its Subsidiaries except for the Transaction;

(x)           any purchase by Global or any Subsidiary of Global of Inventory other than in the Ordinary Course of Business of Global and its Subsidiary of Global or any material change in the nature, level and condition of the Inventory;

(xi)          any write-downs or write-ups (or failures to write down or write up in accordance with GAAP) of the value of any Inventory other than in the Ordinary Course of Business and in accordance with GAAP;

(xii)         any failure to maintain the assets of Global or any Subsidiary of Global in accordance with good business practice and in good operating condition and repair, reasonable wear and tear excepted;

(xiii)        any significant personnel changes or employee turnover;

(xiv)        any adverse change in the relations between Global or any Subsidiary of Global and any of their respective customers, clients and suppliers that is, or could reasonably be expected to become, a Material Adverse Effect;

(xv)         any discharge or satisfaction of any Encumbrance, or payment of any material Liabilities, other than in the Ordinary Course of Business, or any failure to pay or discharge when due any Liabilities, the failure to pay or discharge which has caused or will cause any actual damage or risk of loss to Global or any Subsidiary of Global that, in the case of any matter set forth in this clause (xv) has or would reasonably be expected to have a Material Adverse Effect; or

(xvi)        the entry by Global or any Subsidiary of Global in any Contract under which it is or will be obligated to do any of the foregoing.

5.09           Litigation.  Except as set forth in Schedule 5.09 or in the SEC Reports, there is no Action or Claim pending or, to the Knowledge of Global, threatened against Global or any Subsidiary of Global that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with Global’s ability to consummate the Transactions and, to the Knowledge of Global, there are no existing facts or circumstances that could reasonably be expected to result in such an Action or Claim.  To the Knowledge of Global, there are no facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Global or any Subsidiary of Global in respect of any Action, except in any case as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  There is no Action or Claim pending or, to the Knowledge of Global, threatened alleging any right of indemnification of the part of any director, officer member or manager of Global or any Subsidiary of Global , or any Affiliate of any such Person, as against Global or any Subsidiary of Global. Neither Global nor any Subsidiary of Global is subject to any outstanding Order that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with Global’s ability to consummate the Transaction.

5.10           Compliance with Laws. Global holds all of the Permits necessary to permit Global or any Subsidiary of Global lawfully to conduct and operate its business in the manner in which it currently conducts and operates its business and to permit Global or any Subsidiary of Global to own and use its assets in the manner in which it currently owns and uses such assets.  Global and each Subsidiary of Global is in compliance in all material respects with all of the terms and requirements of each Permit held by it.  Each of Global and each Subsidiary of Global is, and has been, in compliance in all material respects with all Laws applicable to it or to the conduct or operation of the business or the ownership or use of any of its respective assets.  No investigation or review by any Governmental Entity with respect to Global or any Subsidiary of Global is pending or, to the Knowledge of Global, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.  Neither Global nor any Subsidiary of Global is in conflict in any material respect with or in default or violation of any Order or Law, in either case affecting or relating to Global or any Subsidiary of Global.

5.11           Environmental Matters.  No environmental reports relating to Global or any Subsidiary of Global or their respective properties or assets have been prepared by Global.  Except to the extent any of the following does not have and would not reasonably be expected to have a Material Adverse Effect,

(i)           Global and each Subsidiary of Global is in compliance with all applicable Environmental Laws and all environmental Permits;

(ii)           there has been no past noncompliance of Global or any Subsidiary of Global with Environmental Laws or environmental Permits;

(iii)          neither Global nor any Subsidiary or Global has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Global in amounts that violate, or would require remediation under, any Environmental Law;

(iv)          to the Knowledge of Global, no Person has released Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Global or any Subsidiary of Global in amounts that, to the Knowledge of Global, violate, or would require remediation under, any Environmental Law;

(v)           neither Global nor any Subsidiary of Global has received any notice, demand, suit or information request pursuant to any Environmental Law;

(vi)          none of the properties, former properties or any property to which Global or any Subsidiary of Global has sent waste is listed on any regulatory list of contaminated properties; and

(vii)         no environmental approvals, clearances or consents are required under applicable Law from any Governmental Entity in order for the parties to consummate the transactions contemplated herein or for Global or any Subsidiary of Global to continue the business after the Closing Date.

5.12           Tax Matters.

Except as set forth in Schedule 5.12 hereto:

(a)           Global and each of its Subsidiaries has (i) timely filed (or has had timely filed on its behalf), or timely filed extensions for all Tax Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, all which were correct and complete; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Latest Global Balance Sheet, in accordance with GAAP and consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) complied with all Laws relating to the withholding of Taxes and the payment thereof and timely and properly withheld from individual employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable Law.

(b)           All Taxes of Global and any Subsidiaries of Global that will be due and payable for any period ending on, and including or ending prior to the Closing Date, will have been paid by or on behalf of Global or will be reflected, in a manner consistent with past practice, on Global’s books as an accrued Tax Liability, either current or deferred.

(c)           There are no Encumbrances for Taxes upon any assets of Global or any Subsidiaries of Global, except Encumbrances for Taxes not yet due and payable.

(d)           No deficiency for any Taxes has been proposed, asserted or assessed against Global that has not been resolved and paid in full, except where any failure to do so would not have a Material Adverse Effect.  No waiver, extension or comparable consent given by Global or any Subsidiary of Global regarding the application of the statute of limitations with respect to any material Taxes is outstanding, nor is any request for any such waiver or consent pending.  There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns for any Tax year nor, to the Knowledge of Global, is any such Tax audit or other proceeding pending, nor has there been any written notice to Global or any Subsidiary of Global by any Governmental Entity of an intention to commence any such Tax audit or other proceeding.  To the Knowledge of Global, no claim has ever been made by a Governmental Entity in a jurisdiction where neither Global nor any Subsidiary of Global files any Tax Return that Global or any Subsidiary of Global is or may be subject to taxation.

(e)           Neither Global nor any Subsidiary of Global has requested an extension of time within which to file any Return, which Return has not since been filed.

(f)           Neither Global nor any Subsidiary of Global is a party to any Tax allocation or Tax sharing Contract that will require any payments to be made by them on or after the Closing Date.

(g)           Continuity of Business Enterprise. Global will continue at least one significant “historic business line” of the Company, or will use at least a significant portion of the Company’s “historic business line” in a business, in each case within the meaning of Reg. § 1.368-1(d).

5.13           Employee Benefit Matters.

(a)           Global has not maintained, sponsored or contributed to or is required to contributed to any Benefit Plan other than those required to be maintained by Applicable Law, all of which are set forth and described in the SEC Reports.

(b)           Each Benefit Plan of Global or any Subsidiary of Global has been administered in all material respects in accordance with its terms and all applicable Laws, and all contributions required to be made under the terms of any of the Benefit Plans as of the Latest Global Balance Sheet Date have been timely made or, if not yet due, have been properly reflected on the Latest Global Balance Sheet.  With respect to the Benefit Plans of Global or any Subsidiary of Global, no event has occurred and, to the Knowledge of Global, there exists no condition or set of circumstances in connection with which Global or any Subsidiary of Global could be subject to any Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any applicable Law.

(c)           No Action has been brought, or to the Knowledge of Global is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by any Governmental Entity.

5.14           Labor and Employment Matters.

(a)           Schedule 5.14 contains a true and correct list of all directors, officers, key management employees, contractors and consultants of Global and each Subsidiary of Global as of the date hereof.  The SEC Reports and Schedule 5.14 collectively contain, a list of any Contracts (whether oral or written) with any such Person and a description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer, key management employee or consultant of Global or any Subsidiary of Global.  Except as set forth in Schedule 5.14(a), the employment or consulting arrangement of all such Persons is terminable at will.

(b)           Except as set forth in the SEC Reports:

(i)           neither Global nor any Subsidiary of Global is a party to any Contract with any trade union, labor organization or other representative of its employees;

(ii)          there is no unfair labor practice charge or complaint pending or, to the Knowledge of Global, threatened against Global or any Subsidiary of Global;

(iii)         neither Global nor any Subsidiary of Global has experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three (3) years;

(iv)         no labor union representation question has been raised respecting the employees of Global or any Subsidiary of Global working within the past three (3) years, nor are there any campaigns being conducted to solicit authorization from employees of Global or any Subsidiary of Global to be represented by any labor organization;

(v)          no claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of Global or any Subsidiary of Global, is pending or, to the Knowledge of Global, threatened against Global or any Subsidiary of Global;

(vi)         neither Global nor any Subsidiary of Global is a party to, or otherwise bound by, any Order relating to its employees or employment practices; and

(vii)        Global and each Subsidiary of Global has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(c)           Neither Global nor any Subsidiary of Global has made any written or, to the Knowledge of Global, oral Contract with or promise to any employee, officer or consultant regarding continued employment by Global or any Subsidiary of Global after the Closing Date.

5.15           Real Property Owned or Leased; Title to Assets.

(a)           Except as set forth in the SEC Reports, neither Global nor any Subsidiary of Global owns or has the right to acquire ownership of any real property.

(b)           The lease Contracts listed on Schedule 5.15(b) or in the SEC Reports are all of the material real property lease Contracts under which Global or a Subsidiary of Global is a tenant  (or subtenant) of any material real property or interest therein (collectively, the “Global Real Property Leases”).  To the knowledge of Global, no proceeding is pending or, threatened for the taking or condemnation of all or any portion of the property leased under the Global Real Property Leases.  There is no brokerage commission or finder’s fee due from Global or any Subsidiary of Global and unpaid with regard to any of the Global Real Property Leases or which will become due any time in the future with regard to any Global Real Property Leases.

(c)           Except as set forth on Schedule 5.15(c) or in the SEC Reports, Global or a Subsidiary of Global has good and marketable title to all tangible personal property shown as owned by Global or a Subsidiary of Global on their respective Books and Records, including all the properties and assets reflected on the Latest Global Balance Sheet and all properties and assets purchased by and delivered to it since the Latest Global Balance Sheet Date (except for properties and assets sold or disposed of since the Latest Global Balance Sheet Date in the Ordinary Course of Business of Global and the Subsidiaries of Global) free and clear of any Encumbrances of any kind (including, to the Knowledge of Global, any Claim that the acquisition of such property by Global or any Subsidiary of Global constitutes a fraudulent conveyance) other than purchase money Encumbrances arising in the Ordinary Course of Business.

5.16           Sufficiency and Condition of Assets.

(a)           The properties, assets, buildings, plants, structures, equipment and rights owned, licensed or leased by Global and each Subsidiary of Global constitute all properties (whether real or personal or tangible or intangible), assets and rights necessary for Global or such Subsidiary of Global, as the case may be, to conduct its business after the Closing as it is presently being conducted and as it will be conducted immediately before the Closing Date.

(b)           Except as set forth in Schedule 5.16(b) or in the SEC Reports, Global and each Subsidiary of Global has good and marketable title to, or a valid leasehold interest in, all of its personal property, free and clear of all Encumbrances, other than Permitted Encumbrances, and no Affiliate of Global or any Subsidiary of Global has any interest in any of such properties, assets, buildings, plants, structures, equipment or rights.  The facilities and equipment owned or leased by Global and each Subsidiary of Global are in good operating condition and repair and, to the Knowledge of Global, are free from any material defects, reasonable wear and tear excepted, are not unsafe or dangerous and are suitable for the uses for which they are being used and are performing the functions for which they were intended.

5.17           Material Global Contracts.

(a)           The SEC Reports and Schedule 5.17 collectively list each of the following Contracts, whether or not in written form, to which Global or any Subsidiary of Global is a party or subject or by which it is bound (the “Material Global Contracts”):

(i)           any Contract with any other customer or supplier of Global or any Subsidiary of Global that contains payment terms that differ materially from the normal payment terms between Global or any Subsidiary of Global and its customers or suppliers;

(ii)          any continuing Contract for management or consulting services, services of independent contractors, the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $50,000 over the life of the Contract;

(iii)         any distributor reseller, dealer, manufacturer’s representative, sales agency, advertising agency, finder’s, manufacturing or assembly Contract involving in the case of any such Contract more than $50,000 over the life of the Contract;

(iv)         any mortgage, promissory note, loan Contract or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case in excess of $50,000;

(v)          any Contract for capital expenditures in excess of $50,000 individually or, taken together with other such Contracts, in the aggregate;

(vi)         except for restrictions as to territory set forth in importing or distribution Contracts, any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would prohibit or restrict Global or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other Person, or any Contract that may be terminable by the other party thereto as a result of the status of Global or any Subsidiary of Global as a competitor of any party to such Contract;

(vii)        any Contract pursuant to which Global or a Subsidiary of Global is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $50,000 remain outstanding;

(viii)       any Contract with an Affiliate of Global or a Subsidiary of Global;

(ix)          any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar Commitment with respect to, the Liabilities (whether accrued, absolute, contingent or otherwise) of any other Person, other than customary customer Contracts made in the Ordinary Course of Business;

(x)           any Contract providing for or concerning a strategic alliance, joint venture or partnership with any other Person;

(xi)          any Contract under which a license, sublicense, consent or permission of any kind has been granted by or to any other Person for the use of Company Intellectual Property;

(xii)         any Contract providing for the development of any products or the delivery of any services by, for or with any other Person; or

(xiii)        any Contract which is otherwise material and is not described in any of the categories specified in this Section 5.17(a).

(b)           Except as set forth in Schedule 5.17(b): (i) all Contracts to which Global or any Subsidiary of Global is a party were entered into in the Ordinary Course of Business; (ii) each Contract is in full force and effect and is legal, valid, binding and enforceable against Global or a Subsidiary of Global in accordance with its terms; (iii) Global and each Subsidiary of Global has performed in all material respects the obligations required to be performed by it to date and is not (with or without the giving of notice or the lapse of time or both) in breach or default or, to the knowledge of Global, alleged to be in breach or default under any Material Global Contract and, to the Knowledge of Global, the other parties thereto have complied in all material respects therewith and are not in breach or default thereof; and (iv) no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) may contravene, conflict with or result in a violation or breach of or give any to any Person other than Global or any Subsidiary of Global, or, to the Knowledge of Global, give to Global, or any Subsidiary of Global, the right to declare a default or exercise any remedy under or to accelerate the maturity of, or to cancel, terminate or modify, any Material Global Contract.

(c)           Global has previously delivered or made available to the Shareholder true and complete copies of all Material Global Contracts that have been reduced to writing and true and correct summaries of any Material Global Contracts that have not been reduced to writing.  Neither Global nor any Subsidiary of Global has, to the Knowledge of Global, waived any right under any Material Global Contract, amended or extended any Material Global Contract or failed to renew, or received notice of termination or failure to renew with respect to, any Material Global Contract.

5.18           Insurance.

(a)           Global has delivered to the Shareholder true and complete copies of all Global Insurance Policies that provide insurance coverage for directors and officers of Global or any Subsidiary of Global acting in such capacities.  All insurance policies to which Global or any Subsidiary of Global is or was a party or which provides or provided coverage to or for the benefit of or with respect to Global or any Subsidiary of Global or any director, officer or employee of Global or any Subsidiary of Global (the “Global Insurance Policies”), (i) are in full force and effect and will not lapse or terminate by reason of the execution, delivery or performance of this Agreement or consummation of the Transaction; (ii) insure Global and each Subsidiary of Global in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located; and (iii) are sufficient for compliance with all requirements of Laws, Permits, and Material Global Contracts.  Global and each Subsidiary of Global are current in all premiums or other payments due, and have otherwise performed in all material respects all of their respective obligations, under each Global Insurance Policy.

5.19           Intellectual Property.

(a)           Schedule 5.19(a) contains a true and complete list of (i) all Registered Intellectual Property comprising a part of the Global Intellectual Property and (ii) all other material Global Intellectual Property, in each case broken down by Global-Owned Intellectual Property and Global-Licensed Intellectual Property.  All of the registrations and applications arising from or relating to such Global Registered Intellectual Property are and remain valid and subsisting, in good standing, and have not been assigned. None of the registrations and applications relating to Global Registered Intellectual Property are, to the Knowledge of Global, invalid or unenforceable.

(b)           The Global Intellectual Property consists solely of items and rights which are: (i) Global-Owned Intellectual Property; (ii) Global-Licensed Intellectual Property or (ii) in the public domain.  Global or a Subsidiary of Global has rights in Global Intellectual Property necessary and sufficient to carry out the current activities of and currently proposed activities of Global or such Subsidiary of Global (and had rights necessary to carry out its former activities of the time such activities were being conducted).  Global has made available to the Shareholder correct and complete copies of all material License Agreements to which Global or any Subsidiary of Global is a party.

(c)           The continued operation of the business of Global and each Subsidiary of Global, as presently conducted, to the Knowledge of Global, does not infringe upon or misappropriate any Intellectual Property of any Person anywhere in the world.  No Claim (i) challenging the validity, effectiveness or ownership by Global or a Subsidiary of Global of any of Global Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by Global or such Subsidiary of Global infringes or will infringe any intellectual property rights of any Person has been received by Global or any Subsidiary of Global nor, to the Knowledge of Global, has any such claim been threatened by any Person or is there any valid basis for the existence of any such Claim.  To the Knowledge of Global, there is not, and has not been, any unauthorized use, infringement or misappropriation of any Global Intellectual Property by any Person.

(d)           Except to the extent non-compliance would not reasonably be expected to result in a Material Adverse Effect, Global and each Subsidiary of Global has complied with all privacy Laws with respect to the Global Intellectual Property, as well as with other Laws, applicable to the Global Intellectual Property and its use in the course of the business of Global, including those governing intellectual property rights.  Except to the extent non-compliance would not reasonably be expected to result in a Material Adverse Effect, Global or any Subsidiary of Global has not included or caused to be included in the Global Intellectual Property any material that it was wrongful or unlawful to include therein nor, to the Knowledge of Global, has any other Person done so.

(e)           Except as set forth in Schedule 5.19(e), neither Global nor any Subsidiary of Global owes royalties or other payments to third parties in respect of Company Intellectual Property.

5.20           Customers and Suppliers.

(a)           Global has made available to the Shareholder information concerning its most significant customers of Global and the Subsidiaries of Global, all of which is accurate and complete.  To the Knowledge of Global, none of such customers of Global or of any Subsidiary of Global has ceased, or has informed Global or a Subsidiary of Global that it intends to cease, to purchase or use the products, equipment, goods or services of Global or any Subsidiary of Global, or has substantially reduced or has informed Global or a Subsidiary of Global that it will substantially reduce, the purchase or use of such products, equipment, goods or services at any time.

(b)           Global has made available to the Shareholder information concerning the most significant suppliers of raw materials, supplies, merchandise or other goods for Global and the Subsidiaries of Global, all of which is accurate and complete.  To the Knowledge of Global, none of such suppliers has ceased, or has informed Global or any Subsidiary of Global that it intends to cease, to sell raw materials, supplies, merchandise and other goods to Global or any Subsidiary of Global on substantially the same terms and conditions as those used in its current sales to Global or any Subsidiary of Global, subject only to general and customary price increases.

5.21           Transactions with Affiliates.

(a)           Except as set forth in Schedule 5.21(a) or in the SEC Reports, during the past two (2) years no Affiliate of Global, has (i) had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Global or any Subsidiary of Global, or (ii) owned of record or beneficially an equity interest, or any other financial or profit interest, in a Person that has (x) had business dealings or a material financial interest in any transaction with Global or Riviera of Global or (y) engaged in competition with Global or any Subsidiary of Global.

(b)           Except as set forth in Schedule 5.21(b) or in the SEC Reports, no Affiliate of Global, other than Global and the Subsidiaries of Global, is a party to any Contract with, or has any Claim or right against, Global or a Subsidiary of Global.

(c)           All property (whether real, personal, or mixed and whether tangible or intangible) sold, transferred or otherwise disposed of at any time by or to Global or any Subsidiary of Global, the transferor or transferee being a shareholder or an Affiliate of a shareholder, was sold, transferred or otherwise disposed of at such value as was equivalent to the fair market value of such property at the time of the sale, transfer or disposal, such fair market value having been recorded in the Books and Records of Global.

5.22           Securities Law Matters.  Global understand that the Company Shares have not been, and may not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Global’s representations as expressed herein or otherwise made pursuant hereto.  Global is acquiring the Company Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Global is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  Global is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act. Global acknowledges that the Company Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

5.23           Brokers or Finders.  Neither Global  or any Subsidiary of Global, nor any of the respective Representatives, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the Knowledge of Global, for any such fee, commission or similar payment to be claimed by any Person.

5.24           Books and Records.  The books and records of account, minute books, statutory registers, stock record books, and other records of Global and each Subsidiary of Global, are complete and correct in all material respects and have been maintained in accordance with sound business practices and applicable Law, including the maintenance of an adequate system of internal controls that complies with the Sarbanes-Oxley Act of 2002.

5.25           Accounts Receivable.  Except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Global Balance Sheet, all Accounts Receivable of Global and each Subsidiary of Global reflected therein and all such Accounts Receivable that have arisen since the Latest Global Balance Sheet Date (except Accounts Receivable that have been collected since such date) constitute bona fide Accounts Receivable resulting from the sale of goods and services in the Ordinary Course of Business.  To the Knowledge of Global, the Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind.  Except for the Accounts Receivable, neither Global nor any Subsidiary of Global has made any loan or advance to any Person.

5.26           Inventory.  Except as set forth on Schedule 5.26 or in the SEC Reports, Global and the Subsidiaries of Global have good and marketable title to their respective Inventory set forth on the Latest Global Balance Sheet free and clear of all Encumbrances.  None of the Inventory reflected on the Latest Global Balance Sheet includes items that are required to be reserved against in accordance with GAAP.  All such Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the Ordinary Course of Business.  The Inventory reflected on the Latest Global Balance Sheet is valued on the Books and Records of Global or of the relevant Subsidiary of Global at the lower of cost or net realizable value.

5.27           Business Activity Restriction.  Except as set forth in Schedule 5.27: (i) there is no non-competition or other similar Contract, Commitment or Order to which Global or any Subsidiary of Global or any of their respective Affiliates is a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Global or any Subsidiary of Global; (ii) neither Global nor any Subsidiary of Global has entered into any Contract under which Global or any Subsidiary of Global is restricted from selling, licensing or otherwise distributing any of its products to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business; and (iii) no Affiliate of Global is a party to any Contract, which, by virtue of such Person’s relationship with Global or any Subsidiary of Global, restricts Global or any Subsidiary of Global from, directly or indirectly, engaging in the business in which it is currently engaged.

5.28           No Significant Items Excluded.  Global and each Subsidiary of Global possesses all assets, properties, Contracts, Permits or other items that are of material importance to the ongoing operation of the business by Global and each Subsidiary of Global in substantially the same manner in which the business has been conducted prior to the date of this Agreement.

5.29           Certain Business Practices.  Neither Global nor any Subsidiary of Global, to the Knowledge of Global, any Representative of any of them (in their capacities as such), has: (i) made or provided any unlawful contributions, gifts, entertainment or other unlawful benefits relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of applicable Laws.

5.30           Export Control and Related Matters. Global and each Subsidiary of Global is in compliance in all material respects with all applicable Laws regulating the importation and exportation of goods, services, technology and information.

5.31           Disclosure. No representation or warranty by Global in this Agreement and no statement contained in any document or other writing furnished or to be furnished to the Shareholder or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements made herein or therein not misleading.  All copies of Contracts and all other documents delivered to the Shareholder or its Representatives pursuant hereto are true, complete and accurate.  There has been no event or transaction (other than the Transaction and the matters related thereto) which has occurred, nor are the facts and circumstances (other than events, facts and circumstances relating to economic conditions of general public knowledge) which could reasonably be expected to result in a Material Adverse Effect or which could reasonably be expected to prevent or impair the ability of Global and the Subsidiaries of Global, after the Closing, to carry on their business in the same manner as it is presently being conducted.

ARTICLE VI

COVENANTS OF THE SHAREHOLDERS

6.01           Books and Records.  On the Closing Date, the Shareholder will cause all Books and Records belonging or relating to the Company or Riviera to be in the possession of the Company or Riviera, as may be appropriate.

6.02           Confidentiality.

(a)           Subject to Section 6.02(b), the Shareholder will, and will cause its Affiliates and any of their respective Representatives to, hold in strict confidence all Confidential Information pertaining to the business, operations, assets, financial condition and prospects of Global, the Company, Riviera and the Subsidiaries of Global and to refrain from using such Confidential Information to compete with (including, planning, marketing, product development or pricing), or in any other manner that is, directly or indirectly, detrimental to the interests of, Global, the Company or any Subsidiary of either Global or the Company.

(b)           In the event that the Shareholder or any of its Affiliates should be required by Law to disclose any of such Confidential Information, the Shareholder will use its commercially reasonable efforts promptly to notify Global in writing so that Global may seek a protective Order to prevent the production or disclosure of such Confidential Information.  If such Order or Action has been denied or dismissed, then the Shareholder or its Affiliates, as the case may be, may disclose only that portion of the Confidential Information: (i) which based on the advice of the Shareholder’s outside legal counsel is required by Law to be disclosed or with respect to which the Shareholder would be incurring a substantial risk of Liability if it failed to make such disclosure, provided, however, that the Shareholder will in such case use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (ii) which Global consents, in writing, to having disclosed.  Neither the Shareholder nor any of its Affiliates will, nor will they not permit any of their Representatives to, oppose any motion for a protective Order brought by Global or the Company.  The Shareholder will continue to be bound by its obligations pursuant to this Section as to any Confidential Information the disclosure of which is not permitted under this Section or which is covered by a protective Order.

6.03           Injunctive Relief.  Without intending to limit the remedies available to Global, the Shareholders agree that violation of any provision of Section 6.02 by the Shareholder or any of its Affiliates would result in irreparable injury to Global, that damages at law would be an inadequate remedy to Global, and that Global will be entitled to injunctive relief or other equitable remedies to enforce any of such provisions.  If any of such provisions are held to be unenforceable because of the scope, term or areas of their applicability, then it is the intent and desire of the Parties that the court, arbitrator or other tribunal making such determination modify such scope, term or area or any of them to the extent necessary to render such Section enforceable under applicable Law and enforce such provisions in such modified form.

6.04           R. Mack Estates .  The Shareholder shall use commercially reasonable efforts to obtain all required consents to transfer the assets listed on Schedule 6.04 owned by R. Mack Estates, LLC to Riviera as soon as practicable (the “R. Mack Assets”).  Upon receipt of such consents, the Shareholder shall cause R. Mack Estates, LLC to transfer the R. Mack Assets to Riviera without additional consideration.

ARTICLE VII

COVENANTS OF GLOBAL

7.01           Confidentiality.

(a)           Subject to Section 7.01(b), Global will, and will cause the Affiliates of Global and any of their respective Representatives to, hold in strict confidence all Confidential Information pertaining to the business, operations, assets, financial condition and prospects of the Shareholder and its Affiliates and to refrain from using such Confidential Information in any manner that is, directly or indirectly, detrimental to the interests of, the Shareholder and its Affiliates.

(b)           In the event that Global or any of its Affiliates should be required by Law to disclose any of such Confidential Information, Global will use its commercially reasonable efforts promptly to notify the Shareholder in writing so that the Shareholder may seek a protective Order to prevent the production or disclosure of such Confidential Information.  If such Order or Action has been denied or dismissed, then Global or its Affiliate, as the case may be, may disclose only that portion of the Confidential Information (i) which based on the advice of Global’s outside legal counsel is required by Law to be disclosed or with respect to which Global or such Affiliate would be incurring a substantial risk of Liability if it failed to make such disclosure, provided, however, that Global will in such case use all commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (ii) which the Shareholder consents, in writing, to having disclosed.  Neither Global nor any of its Affiliates will, nor will they not permit any of their Representatives to, oppose any motion for a protective Order brought by the Shareholder or any of its Affiliates.  Global will continue to be bound by its obligations pursuant to this Section as to any Confidential Information the disclosure of which is not permitted under this Section or which is covered by a protective Order.

7.02           Injunctive Relief.  Without intending to limit the remedies available to the Shareholder, Global agrees that violation of any provision of Section 7.01 by Global or any of its Affiliates would result in irreparable injury to the Shareholder, that damages at law would be an inadequate remedy to the Shareholder, and that the Shareholder will be entitled to injunctive relief or other equitable remedies to enforce any of such provisions.  If any of such provisions are held to be unenforceable because of the scope, term or areas of their applicability, then it is the intent and desire of the Parties that the court, arbitrator or other tribunal making such determination modify such scope, term or area or any of them to the extent necessary to render such Section enforceable under applicable Law and enforce such provisions in such modified form.

7.03           Global Information Statement.  Global shall, as promptly as practicable after the execution of this Agreement, prepare and file with the SEC a preliminary information statement on Schedule 14C with respect to the Articles of Amendment, use commercially reasonable efforts to promptly file any amendment to the preliminary information statement required as a result of any SEC comments and to file with the SEC a definitive information statement on Schedule 14C in accordance with the Exchange Act (together with the preliminary information statement and any amendments thereto, the “Information Statement”).  Upon the filing of the definitive Information Statement, Global shall promptly mail the Information Statement to its shareholders as required by applicable Law and its Organizational Documents so that the Articles of Amendment are filed as promptly as is practicable and in any event on or before February 28, 2010.

ARTICLE VIII

MUTUAL COVENANTS

8.01           Access. Each of the Parties agrees that, from the date of this Agreement until the Closing Date, it will (i) provide, or cause to be provided, to the other Party and its Representatives reasonable access during regular business hours to the offices, properties, Books and Records and Representatives of the Company and each Subsidiary of the Company, on the one hand, and Global and its Subsidiaries, on the other hand, provided that such access does not unreasonably interfere with the business of the Person granting such access, (ii) furnish to the other Party and its Representatives, such financial and operating data as such Persons may reasonably request, including to the extent it may do so without violating any Law or Contract, auditors’ workpapers and (iii) instruct such Person’s Representatives to cooperate with the other Party in its investigation of  any matter concerning the Company and each Subsidiary of the Company, on the one hand, and Global and each Subsidiary of Global, on the other hand, and of their respective financial and legal conditions; provided, however, that no investigation pursuant to this Section 8.01 will affect, or limit Liability for, any representation or warranty of a Party contained in this Agreement or in any Transaction Document and each Party will be deemed to have relied solely upon the representations and warranties contained in this Agreement or any Transaction Documents notwithstanding any contrary information that may have been provided or made available by the Shareholder, the Company, Global or any Subsidiary of either the Company or Global, as the case may be, or by any of their respective Representatives, or that either Party or its Representatives shall have discovered or could or should have discovered in the course of its investigation either prior or subsequent to the date of this Agreement.

8.02         Conduct of Business.

(a)           Except as otherwise agreed to by the Parties in writing, or as otherwise expressly permitted by this Agreement, from the date of this Agreement until the Closing, the Shareholder will cause the Company and each Subsidiary of the Company to, and Global will, and will cause each Subsidiary of Global to, conduct its respective operations and activities only in the Ordinary Course of Business and (i) use commercially reasonable efforts to (A) preserve intact its current business organizations, (B) keep available the services of its current officers, employees, and agents, (C) preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and (D) preserve goodwill; (ii) to the extent permitted by applicable Law, confer with the other Party and its Representatives on a regular basis concerning material operational matters; and (iii) report to the other(s) as and when reasonably requested, concerning the status of the business, operations and finances of the Company and each Subsidiary of the Company, on the one hand, and Global and each Subsidiary of Global, on the other hand.

(b)           Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, or (y) required by Law, neither Global nor the Shareholder, as the case may be, will cause or permit Global, the Company or any Subsidiary of either the Company or Global, as the case may be, to take any of the actions set forth in Sections 3.06 or 5.08, as the case may be.

8.03         Notice of Certain Events.  From the date of this Agreement until the Closing Date, each of the Parties will promptly notify the other in writing of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction; (ii) any notice or other communication from any Government Entity in connection with the Transaction; (iii) any Actions or investigations commenced or, to the Knowledge of either Party, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary of the Company, on the one hand, or Global or any Subsidiary of Global, on the other hand; (iv) any Order or notification relating to any material violation or claimed material violation of Law involving or otherwise affecting the Company or any Subsidiary of the Company or Global or any Subsidiary of Global, as the case may be; (v) the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which does or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; (vi) any failure of the Company or any Subsidiary of the Company or Global or any Subsidiary of Global, as the case may be, to comply with or satisfy any covenant, agreement or obligation to be complied with or satisfied by it hereunder; and (vii) any misrepresentation or breach of the representations or warranties of such Party set forth in this Agreement.

8.04         Commercially Reasonable Efforts. Each Party shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of the other Party set forth in Articles IX and X, as applicable, to be satisfied as promptly as practicable.

8.05         Representation and Warranties.  Neither Party will knowingly take or omit to take any action, the effect of which could reasonably be expected to cause any of the representations and warranties made herein to be inaccurate on the Closing Date.

8.06         Insurance.  Until the Closing Date, each of the Shareholder and Global, as the case may be, will maintain or cause the Company and each Subsidiary of the Company and Global and each Subsidiary of Global, as the case may be, to maintain in full force and effect all presently existing insurance coverage with respect to the Company and each Subsidiary of the Company and Global and each Subsidiary of Global, and will take no action which will cause a retroactive cancellation, or a lapse or reduction of the benefits, thereof.

8.07         Further Assurances.  At any time, or from time to time after the Closing, each of the Parties will, and Global will cause the Company and Riviera, at the other’s reasonable request and at the requesting Party’s expense, to execute and deliver such instruments of transfer, conveyance, assignment and assumption in addition to those delivered at the Closing, and to take such other action as either of them may reasonably request, in order to evidence the consummation of the Transaction in accordance with the terms of the Transaction Documents.

8.08         Public Announcements.  No press release or announcement concerning the Transaction will be issued by either Party or its Affiliates without the prior written consent of the other Party, except as such release or announcement may be required by Law.

8.09         Schedules to Agreement.  The Stockholder and Global shall deliver to the other Party, as soon as possible but in no event later than January 15, 2010, the Schedules referenced in Articles III, IV and V.  After the initial delivery of the Schedules, each of the Stockholder and Global shall from time to time deliver to the other Party, as soon as possible after such Party becomes aware thereof, supplemental information updating the information set forth in the Schedules, so that such Schedules supplemented by such information will be true and correct at the Closing as if then made; provided that the foregoing shall not be deemed to permit any transaction not otherwise permitted by this Agreement or to constitute a waiver by either Party of any misrepresentation or breach by the other Party of any agreement, covenant, obligation or warranty made herein.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDER

The obligations of the Shareholder to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, to the extent permitted by applicable Law, may be waived by the Shareholder, in writing, in whole or in part):

9.01         Representations, Warranties and Covenants.

(a)           Each of the representations and warranties of Global contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by Global pursuant hereto shall be true, complete and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true, complete and correct as stated) both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).

(b)           Global will have performed each of its covenants, agreements and obligations required to be performed by it pursuant to this Agreement and the Transaction Documents on or prior to the Closing.

(c)           The Shareholder will have received a certificate, executed by an officer of Global, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.01 through Section 9.05 have been fulfilled.

9.02         Governmental Permits.  No notice from any Governmental Entity shall have been received which challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the business or assets of Global or any Subsidiary of Global, or otherwise seeks to compel Global or any Subsidiary of Global to dispose or hold separate all or any portion of its business or assets or impose any material limitation on the ability of Global or any Subsidiary of Global to conduct its business, in each case, following the Closing.

9.03         No Litigation.  No Action will have been threatened, instituted or pending which (i) challenges or seeks to restrain or prohibit, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Transaction or the performance by any Person of its covenants, agreements or obligations under this Agreement or the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the business or assets of Global or any Subsidiary of Global or compels or seeks to compel Global or its Affiliates to dispose of or hold separate all or any portion of the business or assets of Global or any Subsidiary of Global or seeks to impose any material limitation on the ability of Global or any Subsidiary of Global to conduct its business or own such assets, (iii) could reasonably be expected to result in any material diminution in the benefits expected to be derived by the Shareholder as a result of the Transaction or (iv) has or has had a Material Adverse Effect on Global or any Subsidiary of Global, taken as a whole.

9.04         No Prohibition.  On or after the date of this Agreement, there will not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction, any Law or any other action taken by any court or other Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.03.

9.05         No Material Adverse Effect.  Since the date hereof, there will not have occurred (or reasonably be expected to occur) any event, change or development which has had or could reasonably be expected to have a Material Adverse Effect on Global or any Subsidiary of Global taken as a whole, and the Shareholder shall have received a certificate from Global with respect thereto.

9.06         Legal Opinion.  The Shareholder will have received the opinion of Katten Muchin Rosenman LLP, special counsel to Global, and the opinion of special Nevada counsel reasonably acceptable to the Shareholder and  in  form and substance reasonably acceptable to the Shareholder.

9.07         Articles of Amendment.  The Articles of Amendment shall have been filed with the Secretary of State of the State of Nevada and have become effective.

9.08         Secretary’s Certificate.  The Shareholder shall have received a certificates of the corporate secretary of Global and the company secretary of Global certifying as to (i) the resolutions adopted by the board of directors and shareholders of Global authorizing the execution, delivery and performance of this Agreement, (ii) if the concept of good standing exists in the jurisdiction of incorporation of Global and its Subsidiaries, the good standing of Global and its Subsidiaries, (iii) the Organizational Documents of Global which are then in effect and (iv) the incumbency of the signatories to this Agreement and the other Transaction Documents.

9.09         Consents.  Global shall have obtained all Permits and Consents described in Schedule 5.04.

9.10         Registration Rights Agreement.  Global and the Shareholder shall have entered into a Registration Rights Agreement containing terms reasonably acceptable to the Shareholder, including demand and piggyback registration rights and obligations for Global to comply with SEC reporting requirements (the “Registration Rights Agreement”).

9.11         Board Appointment.  Edward Caan shall have been appointed as a director of Global.

9.12         Employment Agreement.  Edward Caan and Global shall have entered into an Employment Agreement reasonably acceptable to Edward Caan (the “Employment Agreement”).

9.13         Exchange of Stock Certificates. The Shareholder shall have received certificates evidencing the Exchange Shares.

9.14         Lock-Up Agreement. The Shareholder, Gary Blom, Ian Long, Timothy Yeo and certain other management personnel of Global shall have entered into an agreement  pursuant to which such persons shall not sell any shares of Global Common Stock until the six month anniversary of the delivery of Global’s audited consolidated financial statements for the year ended June 30, 2011 (the “Lock-Up Agreement”).

9.15         Voting Agreement. The Shareholder and the Persons identified on Schedule 9.15 shall have entered into an agreement pursuant to which the parties to such agreement shall agree to vote their shares to elect Edward Caan or another individual designated by the Shareholder as a director of Global until the expiration of the Lock-Up Agreement, provided that such Persons shall hold a sufficient number of shares of Global Common Stock to elect Edward Caan or such other individual as a director of Global (the “Voting Agreement”).

9.16         Schedules. Global shall have delivered the Schedules and the Audited Financial Statements pursuant to Section 8.09 and the information contained on such Schedules shall be acceptable to the Shareholder in its sole discretion.

9.17         Escrow Agreement.  Global, the Shareholder and the Escrow Agent shall have entered into the Escrow Agreement on terms, in addition to those set forth in Article XII, reasonably acceptable to the Shareholder.

9.18         Financial Statements.  Global shall have delivered to the Shareholder audited consolidated financial statements of Global and its Subsidiaries for the year ending June 30, 2009 (including the notes thereto) (the “Audited Financial Statements”) on or before February 16, 2010 and the Audited Financial Statements shall not be materially different from those set forth in the draft financial statements previously delivered by Global.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF GLOBAL

The obligations of Global to consummate the Transaction and the Transaction Documents are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, to the extent permitted by applicable Law, may be waived by Global, in writing, in whole or in part):

10.01       Representations, Warranties and Covenants.

(a)           Each of the representations and warranties of the Shareholder contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by the Shareholder pursuant hereto shall be true, complete and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true, complete and correct as stated) both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).

(b)           The Shareholder will have performed each of the covenants, obligations and agreements required to be performed by it pursuant to this Agreement and the Transaction Documents on or prior to the Closing.

(c)           Global will have received a certificate executed by an officer of the Shareholder, dated as of the Closing Date, certifying that the conditions set forth in Sections 10.01 through 10.05 have been fulfilled.

10.02       Governmental Permits.  No notice from any Governmental Entity shall have been received which challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the business or assets of the Company or any Subsidiary of the Company, or otherwise seeks to compel the Company or any Subsidiary of the Company to dispose or hold separate all or any portion of its business or assets or impose any material limitation on the ability of Global, the Company or any Subsidiary of either Global or the Company to conduct its business following the Closing.

10.03       No Litigation.  No Action will have been threatened, instituted or pending which (i) challenges or seeks to restrain or prohibit, or could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Transaction or the performance by any Person of its covenants, agreements and obligations under this Agreement or the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation by the Company or any Subsidiary of the Company of all or any portion of its  business or assets or ownership by Global of the Company Shares or compels or seeks to compel the Company or any Subsidiary of the Company to dispose of or hold separate all or any portion of its business or assets or seeks to impose any material limitation on the ability of the Company or any Subsidiary of the Company to conduct its business or own its assets or the ability of Global to own  the Company Shares, (iii) could reasonably be expected to result in any material diminution in the benefits expected to be derived by Global as a result of the Transaction or (iv) has or has had a Material Adverse Effect on the Company or any Subsidiary of the Company, taken as a whole.

10.04       No Prohibition.  On or after the date of this Agreement, there will not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction, any Law or any other action taken by any court or other Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 10.03.

10.05       No Material Adverse Effect.  Since the date hereof, there will not have occurred (or reasonably be expected to occur) any event, change or development which has had or could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary of the Company taken as a whole, and Global shall have received a certificate of the Shareholder with respect thereto.

10.06       Legal Opinion.  Global will have received the opinion of Kelley Drye & Warren LLP, special counsel to the Shareholder, in a form and substance reasonably acceptable to Global.

10.07       Shareholder’s Certificates. Global shall have received a certificate of a Manager of the Shareholder certifying as to (i) the resolutions adopted by the Shareholder authorizing the execution, delivery and performance of this Agreement, (ii) the good standing of the Shareholder, the Company and Riviera, (iii) the Organizational Documents of the Shareholder, the Company and Riviera and (iv) the incumbency of the signatories to this Agreement and the other Transaction Documents.

10.08       Books and Records.  The Shareholder will have delivered and made available to Global the Books and Records of the Company and each Subsidiary of the Company in accordance with Section 6.01 of this Agreement.

10.09       Consents.  The Shareholder shall have obtained all Permits and Consents set forth on Schedules 3.04 and 4.03.

10.10       Registration Rights Agreement.  Global and the Shareholder shall have entered into the Registration Rights Agreement.

10.11       Board Appointment.  One or more persons designated by Global shall have been appointed to the Board of Directors of the Company and as managers of Riviera.

10.12       Employment Agreement.  Edward Caan and Global shall have entered the Employment Agreement on terms reasonable acceptable to Global.

10.13       Exchange of Stock Certificates. Global shall have received the stock certificates representing the Company Shares with stock powers endorsed in blank.

10.14       Articles of Amendment.  The Articles of Amendment shall have been filed with the Secretary of State of the State of Nevada.

10.15       Lock-Up Agreement.  The Shareholder shall have entered into the Lock-Up Agreement on terms reasonably acceptable to the Global.

10.16       R. Mack Estates Agreement.  In the event that the Shareholder shall not have obtained the consent to the assignment of the R. Mack Assets listed on Schedule 6.04, Global or its designee and R. Mack Estates, LLC shall have entered into an agreement reasonably acceptable to Global under which R. Mack Estates, LLC shall operate the R. Mack Assets for the sole and exclusive benefit of Riviera.

10.17       Schedules.  The Shareholder shall have delivered the Schedules pursuant to Section 8.09 and the information contained on such Schedules shall be acceptable to Global in its sole discretion.

10.18       Escrow Agreement.  Global, the Shareholder and the Escrow Agent shall have entered into the Escrow Agreement on terms, in addition to those set forth in Article XII, reasonably acceptable to Global.

ARTICLE XI

TERMINATION

11.01       Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

 (a)          by mutual written consent of Global and the Shareholder;

(b)           (i) by Global if satisfaction of any of the conditions contained in Article X of this Agreement becomes impossible, other than through the failure of Global to comply with its covenants, agreements or obligations under this Agreement or the breach of any of Global representations and warranties set forth in Article V of this Agreement, and Global has not waived such condition on or before the Closing Date; or (ii) by the Shareholder if satisfaction of any of the covenants, agreements or obligations contained in Article IX of this Agreement becomes impossible, other than through the failure of the Shareholder to comply with its covenants, agreements or obligations under this Agreement or the breach of any of the Shareholders representations and warranties set forth in Articles III or IV of this Agreement, and the Shareholder has not waived such condition on or before the Closing Date; or (iii) by either Global or the Shareholder if the Closing has not occurred, other than through the failure of the Party seeking to terminate this Agreement fully to comply with its covenants, agreements or obligations under this Agreement or the breach of any of such Party’s representations or warranties on or before February 28, 2010, or such later date as the Parties may agree upon in writing; or

(c)           by either Global or the Shareholder if the other Party has committed a material breach of this Agreement and such breach has not been waived.

11.02       Effect of Termination.

(a)           Termination of this Agreement pursuant to Section 11.01 will terminate all obligations of the Parties hereunder except for those covenants, agreements and obligations contained in Sections 8.08, 13.01 and this Section 11.02; provided, however, that termination by either Party (the “Terminating Party”) pursuant to clause (b) or (c) of Section 11.01 will not relieve a Party in material breach of its covenants, agreements or obligations hereunder (the “Breaching Party”) for any Liability to the Terminating Party with respect to such breach.

(b)           In the event of termination of this Agreement for any reason other than those described in the proviso of subsections (a) of this Section 11.02, each Party will bear all expenses incurred by it in connection with this Agreement and the Transaction Documents.

ARTICLE XII

SURVIVAL AND INDEMNIFICATION

12.01   Survival. Notwithstanding any right of either Party to fully investigate the affairs of the other Party and its Subsidiaries and any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, the representations, warranties, covenants and agreements of the other Party contained in this Agreement, or listed or disclosed on any Schedule hereto or in any other Transaction Document shall survive the Closing as follows:  All covenants, agreements and Closing certifications made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder; and all of the representations and warranties made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder until the six month anniversary of the delivery by Global to the Shareholder of the audited consolidated financial statements of Global for the fiscal year ending June 30, 2011; provided, however, that there shall be no termination of any such representation or warranty as to which a Claim has been asserted prior to the termination of such survival period, provided further, that the representations and warranties made (a) by the Shareholder in Section 3.10 and Global in Section 5.12 shall survive for the applicable Tax law statute of limitations period plus 10 days and (b) the representations and warranties made in Sections 3.01, 3.02, 4.01, 4.02, 4.05, 5.01, 5.02 and 5.05 shall survive indefinitely.

12.02   Indemnification.  Subject to Section 12.01, each Party (the “Indemnitor”) agrees, promptly upon the determination of Damages, to indemnify and hold harmless the other Party, its Affiliates and their respective Representatives (the “Indemnitees”), from and against all Damages resulting, directly or indirectly, from or in connection with:

(i)           any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement, any Transaction Document or any agreement or instrument delivered in connection with the Transaction; and

(ii)           any breach of any covenant, agreement or other obligation of the Indemnitor contained in this Agreement, any Transaction Document or any agreement or instrument delivered in connection with the Transaction.

12.03   Procedure for Indemnification.

(a)       Third Party Claims.

(i)           Promptly after receipt by an Indemnitee of notice of the commencement of any Action by a third party (a “Third Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 12.02, the Indemnitee will give notice thereof to the Indemnitor; provided, however, that the failure of the Indemnitee to notify the Indemnitor will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor demonstrates that the defense of such Third Party Claim has been actually prejudiced by the Indemnitee’s failure to give such notice.

(ii)           If any Action referred to in Section 12.02(a)(i) or 12.02(b) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will be entitled to participate in such Action, and (unless (x) the Indemnitor is also a party to such Action and joint representation would be inappropriate based upon the advice of outside counsel that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to such Action, or the representation of the Indemnitee by legal counsel selected by the Indemnitor would be inappropriate due to legal defenses available to Indemnitee that are different from or additional to those available to Indemnitor or any other Indemnitee represented by such legal counsel, or (y) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action) may assume the defense of such Action with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense with counsel reasonably satisfactory to the Indemnitee, be liable to the Indemnitee under this Article XII for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action.

(iii)           If the Indemnitor assumes the defense of an Action, (x) no compromise or settlement of the Third Party Claim or Action may be effected by the Indemnitor without the Indemnitee’s prior written consent unless (A) there is no finding or admission of any fault, any violation of Law or any violation of the rights of any Person and the compromise or settlement will have no effect on, or provide, grounds for the basis of, any other Third Party Claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (C) the Indemnitee receives a general release from any Liability and (y) the Indemnitee will have no Liability with respect to any compromise or settlement of such Claims or Action effected without Indemnitee’s prior written consent.  Notwithstanding the assumption by the Indemnitor of the defense of any Claim or Action as provided in this Section 12.02(a)(i) or 12.02(b), the Indemnitee will be permitted to join in such defense and to employ counsel at its own expense.  If notice pursuant to Section 12.02(a)(i) or 12.02(b) is given to an Indemnitee of the commencement of any Action and the Indemnitor does not, within ten (10) days after such Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee.

(iv)           Notwithstanding the foregoing, if the Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its prior written consent, which may not be unreasonably withheld, conditioned or delayed.

(v)           Indemnitor and Indemnitee agree to provide each other with reasonable access during regular business hours to the properties, Books and Records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this Article XII.

(b)       Direct Claims.  Any claim by an Indemnitee for indemnification not involving a Third Party Claim (a “Direct Claim”) may be asserted by giving the Indemnitor notice thereof.  If the Indemnitor does not notify the Indemnitee within thirty (30) calendar days following its receipt of such notice that the Indemnitor disputes its Liability to the Indemnitee under Section 12.02, the Direct Claim specified by the Indemnitee in such notice will be conclusively deemed a Liability of the Indemnitor under Section 12.02 and the Indemnitor will pay the amount of such Liability to the Indemnitee on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date as the amount of such Direct Claim (or such portion thereof) becomes finally determined.

12.04   Payment.  With respect to any Third Party Claim for which indemnification is payable hereunder, Indemnitor will pay Indemnitee promptly, but in any event within ten days after (i) the entry of judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; or (iii) the execution of any settlement agreement with respect to such Third Party Claim.

12.05   Right to Indemnification Not Affected by Knowledge or Waiver.

(a)           The right to indemnification, payment of Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

(b)           The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements and obligations.

12.06      Sole and Exclusive Remedy.  Except as otherwise expressly provided herein, in the absence of fraud or intentional misrepresentation or intentional breach of  a representation, warranty covenant, agreement or obligation, indemnification pursuant to this Article XII will be the exclusive remedy of each Party against the others for the matters subject to indemnification set forth in this Article XII and will be in lieu of other remedies with respect thereto.

12.07       Limitations on Liability.

(a)           No Person seeking to be indemnified hereunder will be entitled to any recovery from the proposed Indemnitor unless a claim for indemnification, specifying the factual basis of that claim in reasonable detail to the extent then known, is made on or before the expiration of time period for survival set forth in Section 12.01.

(b)           Subject to the next sentence, neither Party shall be liable to indemnify the other Party for Damages in excess of $7,450,000.00 or the equivalent thereof in other currencies with respect to a Direct Claim based upon the circumstances described in clause (i) of Section 12.02.  The foregoing limitation shall not apply to any claim for indemnification pursuant to either of clause (ii) of Section 12.02, with respect to any Third Party Claim or with respect to any Liability resulting from a breach of Sections 3.01, 3.02, 3.10, 4.01, 4.02, 4.05, 5.01, 5.02, 5.05 or 5.12.

(c)           (i) Notwithstanding anything in this Agreement to the contrary, if the Shareholder is entitled to indemnification relating to one or more Claims under this Article X and Global fails to pay the amount of Damages within 90 days after the right to payment is established, then the Shareholder shall have the option, exercisable by written notice to Global, to avail itself of the remedy set forth in this Section 12.07(c) in lieu of receiving payment from Global.

(ii) At the Closing, (A) Global and the Shareholder shall enter into an Escrow Agreement in form and substance reasonably acceptable to Global and the Shareholder (the “Escrow Agreement”) with Mellon Investor Services LLC, The Bank of New York Mellon or another escrow agent reasonably acceptable to Global and the Shareholder (the “Escrow Agent”) and (B)  Global shall execute and deliver, or cause to be executed and delivered, to the Escrow Agent such agreements, documents and instruments that are necessary or appropriate to transfer, assign and convey all right, title and interest in and to the Company Intellectual Property to the Shareholder or its designee, free and clear of any Encumbrance (the “Transfer Documents”).  The Escrow Agreement shall provide that the Escrow Agent shall release and deliver the Transfer Documents as follows:

(X)           Upon receipt of a notice from the Shareholder stating that Global has failed to pay Damages as provided in this Article X within the time period set forth in this Section 12.07(c) and that the Shareholder has given a copy of such notice to Global on the same Business Day as it is giving the notice to the Escrow Agent, the Escrow Agent shall on the third Business Day after receiving such notice release and deliver the Transfer Documents to the Shareholder;

(Y)           The Escrow Agent shall promptly release and deliver the Transfer Documents pursuant to joint written instructions executed by Global and the Shareholder; or

(Z)           If the Transfer Documents have not been released and delivered by the Escrow Agent pursuant to the foregoing clauses (X) or (Y) by the six month anniversary of the delivery by Global to the Shareholder and the Escrow Agent of the audited consolidated financial statements of Global for the fiscal year ending June 30, 2011, then the Escrow Agent shall promptly after such six month anniversary release and deliver the Transfer Documents to Global, provided, however, that if the Escrow Agent receives a written notice from the Shareholder on or prior to such six month anniversary to the effect that it has asserted the possible existence of a Pending Claim, then the Escrow Agent shall continue to hold the Transfer Documents until it receives (I) joint written instructions executed by Global and the Shareholder as to the release and delivery of the Transfer Documents, in which case it shall promptly comply with such instructions, or (II) a notice from the Shareholder stating that such Pending Claim has been resolved and that the Shareholder has given a copy of such notice to Global on the same Business Day as it is giving the notice to the Escrow Agent, in which case the Escrow Agent shall on the third Business Day after receiving such notice release and deliver the Transfer Documents as instructed by the Shareholder.

(iii)           For the period beginning on the Closing Date and ending on the date the Transfer Documents are released and delivered by the Escrow Agent, Global will not and will not permit any of its Subsidiaries or Affiliates to, (A) transfer, assign or convey any right, title or interest in or to any of the Company Intellectual Property, (B) permit any Encumbrance to exist that affects the Company Intellectual Property or (C) take or omit to take any action, or permit any fact, event or circumstances to occur, that would diminish the value of, or any right, title or interest in or to, any of the Company Intellectual Property.

(iv)           For the avoidance of doubt, if the Transfer Documents are released and delivered to the Shareholder by the Escrow Agent in accordance with the Escrow Agreement, then (A) the Shareholder shall not be entitled to seek Damages from Global with respect to the Claim(s) which served as the basis for such release and delivery of the Transfer Documents and (B) the Shareholder shall be free to transfer, assign and convey any right, title or interest in or to the Company Intellectual Property to itself or any other Person.

(v)           Global and the Shareholder will each pay one-half of the fees and expenses of the Escrow Agent, provided, however, that if the Escrow Agent seeks indemnification under the Escrow Agreement, the Party whose action or omission has given rise to such indemnification shall be responsible for satisfying such indemnification.

12.08      Indemnification Threshold.  In the absence of fraud or intentional misrepresentation or intentional breach of warranty, the Liability of an Indemnitor with respect to any claim for indemnification under Section 12.02 shall not be payable unless and until the aggregate amount of Damages suffered or incurred by Indemnitee shall exceed $60,000 or the equivalent thereof in other currencies; provided, however, that at such time as such amount is exceeded, the Indemnitor shall be liable for the entire amount of the Damages incurred.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01       Expenses.

(a)           Subject to the provisions of Article XII and Section 13.01(b), each of the Parties will pay all costs and expenses incurred by it or on its behalf in connection with the Agreement, the Transaction Documents and the Transaction, including fees and expenses of its own Representatives.

(b)           If an Action is brought by a party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover legal fees and costs incurred in that Action in addition to any other relief to which it may be entitled.

13.02   Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written or electronic confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided, that a copy is mailed by certified or registered mail, U.S. first class postage prepaid, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Party):

(a)          If to the Shareholder:

Riviera Global Holdings, LLC
37-80 Review Avenue
Long Island City, NY 11101
Attention:  Greg Brayman
Facsimile No.:  +1-718-729-2826

with a copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attention:  Merrill B. Stone, Esq.
Facsimile No.: +1-212-808-7897

(b)          If to Global or Global prior to Closing:

Global Beverages, Inc.
700 Global Road
Wybong, New South Wales, Australia
Attention:  Mr.  Ian Long, President
Facsimile No.: +61-2-6547- 8039

with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention:  Paul J. Pollock, Esq.
Facsimile No.:  +1-212-894-5511

13.03   Submission to Jurisdiction; Waiver of Venue; Waiver of Jury Trial.

(a)           The Parties hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York and of the New York State Supreme Court, New York County, and any appellate court thereof for purposes of any Action arising out of or relating to this Agreement, any other Transaction Document and the Transaction, and each of the Parties hereto hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such courts.

(b)           The Parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable Law, any objection they may now or hereafter have to the laying of venue of any such Action in any such court and the defense of an inconvenient forum to the maintenance of any such Action and any right of jurisdiction in such Action on account of the place of residence or domicile of such Person.

(c)           The Parties agree that a final judgment in any Action of the nature referred to in Section 13.03(a) brought in any such court shall be conclusive and binding upon the Party and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

13.04   Governing Law.  This Agreement will be interpreted and construed in accordance with and governed by the internal law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

13.05   Waiver.  Except as otherwise provided herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, remedy or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, remedy or privilege, and no single or partial exercise of any such right, power, remedy or privilege will preclude any other or further exercise of such right, power, remedy or privilege or the exercise of any other right, power, remedy or privilege.

13.06   Entire Agreement and Modification.  This Agreement and the other Transaction Documents constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter contained herein and therein and supersede all prior discussions, negotiations, proposals, offers, understandings and agreements between the Parties, including the Heads of Agreement dated October 29, 2009 between the Parties and certain other parties thereto.

13.07   No Oral Modification.  This Agreement may not be amended except by a written Contract executed by the Party sought to be charged with the amendment.  Any attempted amendment in violation of this Section 13.07 will be void ab initio.

13.08   Assignments, Successors, and No Third-Party Beneficiaries.  Neither Party may assign any of its rights or obligations under this Agreement or any Transaction Document without the prior written consent of the other Party.  Any purported assignment without such consent shall be void ab initio.  Subject to the preceding sentence, this Agreement and the Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  This Agreement and the Transaction Documents and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

13.09   Severability.  If any provision of this Agreement is held invalid or unenforceable by any court or arbitration tribunal of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10   Captions.  The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

13.11   Exhibits and Schedules.  All s and schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in the Transaction Documents but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

13.12   Interpretation; Contra Preferendum Principle Excluded.  For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “or” will not be exclusive, (iv) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, (v) a “breach” of a representation, warranty, covenant, agreement, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been (x) any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, agreement, obligation, or other provision, or (y) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, agreement, obligation or other provision; and the term “breach” means any such inaccuracy, failure, Claim, occurrence or circumstance.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and this Agreement will not be construed for or against either Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties.

13.13   Counterparts; Facsimile.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same Contract and may be executed by facsimile.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties or their duly authorized officers as of the date first written above.

GLOBAL BEVERAGES, INC.

By:	/s/ Ian Long
Ian Long
President

RIVIERA GLOBAL HOLDINGS LLC

By:	/s/ Gregory Brayman
Gregory Brayman
Manager